UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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MAXIMUS Inc.
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MAXIMUS®

2021 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 16, 2021

Proposal 1 Election of Directors	13
How We Are Governed	26
How We Are Organized	28
How We Are Paid — Director Compensation	31
Our Company	33
Proposal 2 Approval of the Maximus, Inc. 2021 Omnibus Incentive Plan	42
Summary of Key Stock Plan Data	45

Proposal 3 Ratification of Independent Registered Accounting Firm	53
Audit Information	55
How We Are Paid — Executive Compensation Discussion & Analysis	57
Certain Relationships and Related Person Transactions	77
Proposal 4 Say-on-Pay	78
Proposal 5 Shareholder Proposal Regarding Lobbying Activities and Expenditures	80

Our Shareholders — Security Ownership	84
Section 16(a) Beneficial Ownership Reporting Compliance	86
General Information about Voting	87
Shareholder Proposals for Our 2020 Annual Meeting of Shareholders	90
Other Materials	91
Annex A	A-2
Proxy Card and Notice of Internet Availability

Making a Difference When it
Matters Most

Who is Maximus?
Maximus helps millions of people access the government services they need. We make complex programs more accessible and easier to use and understand — including for some of the most vulnerable and at-risk communities.
Maximus appreciates that every interaction with a government service in which we are involved reflects on our design process — whether citizens are using digital channels for information about a health and human services public program offering, calling a contact center with questions about COVID-19 testing, using an app to enroll in Medicaid, or visiting an agency office for employment services.
We understand how challenging public programs can be. This is because it is our sole focus. We proudly design, develop, and deliver innovative and impactful health and human services programs to ensure these challenges do not create barriers to access of these life and community-changing services.

34,000+

Employees worldwide

45+ years

Working with local, state, federal, and international government clients

Reston, VA

Headquarters

9

Countries we serve

97%

Average U.S. customer satisfaction rating

30+

U.S. federal departments and independent agencies, and state and local governments in all 50 states and the District of Columbia rely on us

2 Maximus

Highlights for fiscal year 2020 include:

Our revenue increase was driven primarily by the Census contract in the U.S. Federal Services Segment and new COVID-19 response work to assist governments in supporting individuals and families during the global pandemic.
Our revenue growth was offset by reductions in volumes and revenue resulting from temporary program changes instituted by our government clients in response to the global pandemic.

8.3%
Full year operating profit margin

$3.39
Diluted earnings per share

Our full year operating profit margin and diluted earnings per share reflect the negative volume impacts as well as a greater mix of cost plus revenue driven by the Census contract.
~$245M Cash flow from operations ~$204M Free cash flow* Our cash flows in fiscal year 2020 were tempered by the unfavorable impacts of the global pandemic.
$0.28
Quarterly dividend per share
$0.25 (fiscal year 2019)

We increased our quarterly dividend per share of Maximus common stock compared to the prior fiscal year.

~$72M
Cash and cash equivalents held

We had no outstanding borrowings on our corporate credit facility at September 30, 2020.

*
“Organic revenue growth” and “free cash flow” are non-GAAP terms. A description of how we calculate this information and a summary of our use of non-GAAP numbers may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on November 19, 2020.

2021 Proxy Statement 3

Letter From the Board of Directors
January 27, 2021
Dear Fellow Shareholders,
The health and human services programs that we help people access were never more important than they were in 2020, while our ability to deliver them safely was never more challenging. However, our dedicated teams united for a common purpose of supporting people who rely on our services. We remain financially stable and well positioned for new opportunities in 2021 and beyond as the need for our services has never been more vital.
Some of this stability and positioning of the business is owed to our strong independent leadership by our diverse Board of Directors, good corporate governance structures, and robust culture. We listened to you, our shareholders, and subsequently sought and obtained shareholder support to amend our charter to enable annual director elections. That change complements our other strong governance features, including our independent board chair, majority voting for the election of directors, and our not having either a dual class capitalization structure or a ‘poison pill.’ In addition, our board remains small and is steadily refreshed, not over-boarded, and 33% diverse by gender.
Additionally, while most shareholders agreed with management and voted against the 2020 shareholder proposal on political expenditures, the Board of Directors took immediate action to ensure those who voted in favor were engaged. As a result of conversations with many shareholders, direct oversight of political and government relations expenditures has been formally assigned to the Nominating and Governance Committee as reflected in the updated committee charter. Additionally, we have disclosed additional insight into our oversight efforts on our website at maximus.com/government-relations.
In fiscal year 2021, we look forward to continuing to implement our long-term growth strategy. We encourage you to read more about us in the pages that follow, ask for your voting support on the items we have put forward, and invite you to contact us via the means described in this proxy at any time. We thank you for your continuing interest in Maximus.
Sincerely,

Peter B. Pond
Chairman of the Board
4 Maximus

Letter From the Chief Executive Officer
January 27, 2021

Dear Maximus Shareholders,

Our mission of Helping Government Serve the People® has guided our business for more than 45 years. This mission has never been more important as we help individuals and families connect to critical government programs, many of which were designated as “essential” services during the pandemic.

Supporting our people through a global health pandemic.
When faced with the COVID-19 global pandemic, we knew that in order to protect the people we serve, we had to protect our own people first.

We took quick and decisive steps to safeguard the wellbeing of our people. We rapidly implemented new policies that emphasized paid sick leave and social distancing, and significantly enhanced cleaning regimens. We developed our COVID-19 emergency income-continuity plan which covered scenarios such as quarantine, childcare, government-mandated restrictions, office closures, and employees who are in high risk categories in the early months of the pandemic, while protecting their health insurance. To further support our team members, we launched topical videos from our Chief Medical Officer, mental health seminars, virtual development training classes, as well as wellness mobile apps.

One of the most important and challenging things we did involved the systematic transition of employees to a work from home model. This was a heroic effort in procuring new equipment, increasing network capacity and security, and deploying new services all while keeping operations running to meet program needs. Many government programs were never designed to be carried out in a remote environment, presenting high hurdles to immediately enable a remote workforce. Our ability to deploy HIPAA-compliant work from home capabilities enables us to maintain operational continuity and assist program participants remotely for more complex services, including clinical and social assessments required to access important government benefits and services.

2021 Proxy Statement 5

At peak, we successfully transitioned 63% of our U.S. workforce to work from home, while 32% remained in an office setting and the remainder were on leave. Outside of the U.S., 76% of our employees shifted to a work from home model at peak.

While both tragic and challenging, the pandemic provides us the opportunity to test new ways to serve citizens who need access to vital services. We are also gaining new data related to citizen engagement, channel preferences, and agent performance which enables us to optimize this model. This also allows us to evaluate the optimal environment for each individual employee over the longer term.

Opportunities and challenges for the business as a result of COVID-19.
While the pandemic created new demands, such as contact tracing and unemployment insurance claims, it reduced volumes for other core programs where our government clients instituted temporary changes to ensure continuity of access to vital programs and to slow the spread of the pandemic. Currently, we are working in partnership with our clients to carefully plan the resumption of prior operational levels. Meanwhile, we continue to manage our costs prudently and invest in new capabilities, while at the same time, new demands have enabled us to hire thousands of employees with work from home flexibility, creating opportunities for many in the face of historic unemployment levels.

Diversity, equity, and inclusion at Maximus.
Diversity, equity, and inclusion (“DE&I”) are central to our company identity, and we are proud to contribute to and positively impact our communities.
We are all shocked and saddened by the needless deaths of black Americans and other people of color as the result of racial prejudice and injustice. Such tragic events should never be tolerated or forgotten. We owe our employees, our clients, our citizens, and the communities we serve the assurance that these issues will not be brushed aside. So, we are taking action. We are holding listening sessions in which difficult discussions on racism and injustice can constructively and safely occur. We are seeking to provide resources for our employees who want to be part of constructive change in their communities. These actions are consistent with the human rights principles we adopted in 2020 that reflect the principles in the UN Global Compact and the UN Guiding Principles of Business and Human Rights.

6 Maximus

Continuing to implement our long-term strategy.
We hope to advance three key elements of our strategy in 2021:
•
Digital Transformation: We are building on 2020 by implementing the next stage of our digital transformation as we look to use more language processing, artificial intelligence, and cognitive computing.

•
Clinical Evolution: Through our newly formed Maximus Public Health, we are supporting efforts to contain COVID-19. We believe this is just the beginning of an increase in governmental demand for public health support and the modernization of public health infrastructure. We have hired leading public health experts as we expand into this emerging market.

•
Market Expansion: We continue to bring core capabilities to new programs and clients, add new capabilities to access adjacent markets, and expand geographically. In 2020 this included an expansion into the unemployment insurance market and an acquisition in South Korea to deliver employment services.

We look to 2021 to be a year of progressive stability as we continue to work with our government clients to effectively respond to the extraordinary needs of their citizens in the wake of the pandemic.

We welcome the opportunity that our annual meeting gives us to receive your feedback. We ask for your voting support and encourage you to provide us input anytime throughout the year.
Sincerely, Bruce L. Caswell Chief Executive Officer and President
2021 Proxy Statement 7

Notice of Annual Meeting of Shareholders
To Be Held March 16, 2021

Due to the continued public health impact of the COVID-19 pandemic and advisories issued by government authorities limiting public gatherings, the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Maximus, Inc. (“Maximus” or the “Company”) will be conducted online this year through a live webcast. This virtual setting will allow shareholders to participate safely amid the global pandemic.

virtualshareholdermeeting.com/MMS2021
Voting Matters and Board Recommendations:
Proposal	Description	Board’s Voting Recommendation	Page Reference
1	The election of one Class I Director to serve until the 2022 Annual Meeting of Shareholders, one Class II Director to serve until the 2023 Annual Meeting of Shareholders and three Class III Directors nominated by the Board of Directors of the Company to serve until the 2022 Annual Meeting of Shareholders.	FOR each nominee	13
2	The approval of our 2021 Omnibus Incentive Plan.		42
3	The ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for our 2021 fiscal year.		53
4	An advisory vote to approve the compensation of the named executive officers.		78
5	A shareholder proposal pertaining to the disclosure by the Company of certain lobbying expenditures and activities.		80
8 Maximus

The meeting will also include the transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record date
Shareholders of record at the close of business on January 15, 2021 will be entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.
Attendance
All shareholders are invited to attend the virtual meeting. In order to attend the virtual Annual Meeting, go to virtualshareholdermeeting.com/MMS2021 and enter the control number found on your proxy card, voting instruction form, or notice you previously received. If you are not eligible to participate in the meeting, you may listen to a webcast of the meeting by visiting virtualshareholdermeeting.com/MMS2021 and logging on as guest. Guests will not be able to ask questions or vote at the meeting.
How to vote
Your vote is important. Whether or not you plan to attend, we encourage you to vote promptly. There are several ways that you can cast your ballot:
Via the Internet	By Mail
Go to proxyvote.com	Sign, date, and return your proxy card in the enclosed envelope

By Telephone	In Person, Virtually
(+1) 800-586-1548 (toll-free) (+1) 303-562-9288 (international)	Attend the virtual Annual Meeting
Materials
The Board of Directors of Maximus (“Board of Directors” or “Board”) is making this proxy statement, our 2020 annual report on Form 10-K, and a form of proxy available to you in connection with the solicitation of proxies by the Board for use at the 2021 Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Under Securities and Exchange Commission (“SEC”) rules, we have elected to furnish our proxy materials to shareholders over the internet. We believe this will allow us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 27, 2021, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2021 proxy statement and 2020 annual report. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.
By Order of the Board of Directors

By:

David R. Francis
General Counsel and Secretary
This proxy statement is dated January 27, 2021, and is first being furnished to shareholders on or about January 27, 2021.
2021 Proxy Statement 9

 Maximus at a Glance

Who is Maximus?
We are a U.S.-based global company with approximately 34,000 employees dedicated to helping governments on four continents administer their health and human services programs. We are instrumental in helping people who need governmental support get it. Health and human services support is core to peoples’ lives, and the demand for our provision of these services is driven by:
• Aging populations with complex healthcare needs;

• Rising living standards in emerging markets
    creating new demands for our services;

• Growing complexity of programs, such as evolving
    eligibility requirements;

• The creation of new programs and initiatives such
    as long-term services and support;

• Increased appetite for outsourcing due to flexibility,
    scalability, and accountability; and

• Our strong reputation and long-term relationships
    with clients which enable us to:

  − Win long-term contracts;

  − Achieve high renewal rates;

  − Provide additional services to supplement our
    core services;

  − Deliver strong and steady margins; and

  − Grow organically and through acquisitions.

How do we operate?
Maximus operates in a sector with relatively few environmental and social-issue risks but many opportunities, particularly ones that enable us to improve the quality of citizens’ lives and provide meaningful opportunities to our employees:
•	We run programs that connect people with disabilities and long-term health conditions to sustainable, long-term employment
•	We help people, including many of society's most vulnerable populations, access, connect to, and use government benefit programs
•	We provide comprehensive employee benefits to our people
•	We offer ongoing education and advancement opportunities via our Center for Employee Development and Maximus University
•	We implement recycling efforts in our operations and provide innovative solutions to support client efforts to reduce paper consumption and increase use of cloud solutioning
•	We are committed to protecting the rights of our employees and complying with all federal, state, and local laws
10 Maximus

What was new with us in 2020?
2020 was an unprecedented year for the world as a result of the Coronavirus (“COVID-19”) pandemic, and Maximus experienced both favorable and unfavorable impacts as a result.
Underscoring the importance of the services we provide, many of our U.S. contracts were designated as “essential” by government agencies in the midst of COVID-19. Continued operations of these programs ensure vulnerable individuals and families can access vital healthcare and safety-net services during these uncertain times.
Our primary objective amidst this pandemic is to protect our employees while ensuring global business continuity of our essential services to help vulnerable individuals and taking responsible action to stop the virus from spreading further. The safety and wellbeing of our employees are paramount, and we made several sweeping changes to best serve our employees.
While some of the programs we support have experienced reduced volumes due to the pandemic, we have also been successful in winning new contracts tied to public health initiatives such as contact tracing and unemployment insurance programs to help governments respond to the COVID-19 crisis. The individuals and families served under these programs are those considered some of the most vulnerable to COVID-19, and we believe our operations support programs that are essential for their safety and wellbeing.
In 2020, we continued to evolve our Board composition by adding Jan Madsen and welcoming the return of John Haley to our board of directors. We are also transitioning to a declassified board based on direct feedback from our shareholders.
2021 Proxy Statement 11

We continued executing upon our long-term growth strategy through our three-pronged approach:

Approaches

Digital Transformation	Clinical Evolution	Market Expansion
✓ Using digital technologies to: - Improve efficiency and streamline programs - Serve people by making it easier to engage with these programs	✓ An extensive network of healthcare professionals who: - Complete clinical assessments - Provide occupational health services and independent medical reviews ("IMR") - Adjudicate complicated benefits appeals	✓ We expect future growth to come from a combination of: - Bringing core capabilities to new programs and clients - Adding new capabilities to address adjacent markets - Geographic expansion

Examples

Digital Transformation	Clinical Evolution	Market Expansion
✓ COVID-19 response ✓ Digital engagement ✓ Analytics & technology	✓ Maximus Public Health formation ✓ Long-term services & support ✓ Workers compensation reviews	✓ Health Management (2013) ✓ U.S. Federal Citizen Engagement Centers (2018)

Mergers and acquisitions (“M&A”) remain a priority for us. We temporarily paused significant M&A activity in March 2020 in order to preserve cash during the early stages of uncertainty resulting from the pandemic. However, we have since resumed M&A activity. In fiscal year 2020, we expanded into the unemployment insurance market and completed an acquisition in South Korea to deliver employment services. We seamlessly completed the integration of 14,000 employees from the November 2018 acquisition of the U.S. Federal citizen engagement centers business. That acquisition positioned us as a premier partner to the U.S. government for citizen benefit program implementation and management. We aim to find targets that enable us to build long-term, sustainable, organic revenue growth by continuing to build scale, enhance our clinical and digital capabilities, and extend into new areas.

12 Maximus

Proposal 1

Election of Directors

The board recommends that the shareholders vote **"FOR"** each nominee

Our Board of Directors
The Maximus Board of Directors takes seriously the commitment to serve the interests of our shareholders.
To do our jobs, we balance many interests, including:
•	maintaining long-term customer relationships while steadily seeking new business opportunities;
•	recruiting and retaining best-in-class human capital, complimented with leading technology;
•	managing an enterprise-wide risk strategy while being willing to consider innovative opportunities;
•	supplementing and supporting governmental entities;
•	maintaining sustainable, long-term strategies while being able to pivot quickly when needed; and
•	supporting management, while also holding them accountable.
To balance these interests effectively, the Board composition must reflect:
•	newly appointed members with fresh ideas as well as members with meaningful tenure;
•	mid-career and later-career members;
•	directors with operational, financial, human resources, and governmental expertise on a global scale; and
•	a diverse array of backgrounds, skills, and experiences.
Our biographies, which follow, reflect our commitment to these characteristics.
More broadly, in the material that follows, we share with you important information about your Board, including information on:

Who We Are	How We Are Selected	How We Are Elected

How We Are Governed	How We Are Organized	How We Are Paid

How to Communicate with Us

Our board refreshment efforts continued in 2020. Russell A. Beliveau and Paul R. Lederer retired from the Board and John J. Haley and Jan D. Madsen were appointed to the Board effective as of the Annual Meeting. John Haley returns to the Maximus Board of Directors to provide expertise around human resources, environmental, social, governance (“ESG”), and employee compensation with a historical understanding of the unique aspects of Maximus business needs in these areas. In addition, at last year’s Annual Meeting we recommended, and our shareholders approved, a proposal to amend our Articles of Incorporation to provide for the annual election of all directors following a phase-in period. This year our Class III directors are up for election to a one-year term. In addition, Mr. Haley and Ms. Madsen will stand for election as Class I and Class II directors, respectively.
14 Maximus

Who We Are
The following presents biographical information about the nominees and current directors whose terms of office will continue after the Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on the Board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 15, 2021, appears below under “Security Ownership — Security Ownership of Management.”
2021 Proxy Statement 15

Nominees for Class III Directors (terms expiring in 2022)

Bruce L. Caswell Age 55 Director Since: 2018
Why he is valuable to Maximus:
Mr. Caswell provides subject matter expertise in government policy and health and human services programs together with his detailed knowledge of the Company's operations gained through his service as our Chief Executive Officer, President, and other senior leadership positions at the Company. The Board of Directors believes that it is important to have the Company’s chief executive also serve as a director.

Career Snapshot:
Mr. Caswell was appointed Chief Executive Officer of Maximus effective April 1, 2018. He was named President of Maximus in 2014, and prior to that served as the President of our Health Services Segment from 2007 through 2014. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services.

Education:
• Masters, Public Policy,
   John F. Kennedy School
   of Government at
   Harvard University
• B.A., Economics,
   Haverford College

More:
• Board of Directors, Wolf Trap Foundation for the Performing Arts, a nonprofit organization

Richard A. Montoni Age 69 Director Since: 2006 Vice Chairman Since: 2018
Why he is valuable to Maximus:
Mr. Montoni brings to Maximus audit and financial experience together with the detailed knowledge of the operations of the Company gained through his prior service as our Chief Executive Officer and other senior leadership positions at the Company.

Career Snapshot:
Mr. Montoni served as Senior Advisor to the Chief Executive Officer of Maximus from April 1, 2018 to September 30, 2019. He was the Company's Chief Executive Officer from 2006 to April 1, 2018. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Before his employment with Maximus, Mr. Montoni served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a New York Stock Exchange (“NYSE”)-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG LLP, where he worked for nearly 20 years.
Education: • Masters, Accounting, Northeastern University • B.S., Economics, Boston University More: • Chairman, Northern Virginia Technology Council, a membership and trade association
16 Maximus

Who We Are

Raymond B. Ruddy Age 77 Director Since: 2004 Vice Chairman: 2005 – 2018 Chairman of the Audit Committee Since: 2018 Prior Tenure: 1985 - 2001
Why he is valuable to Maximus:
Mr. Ruddy's qualifications and skills include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

Career Snapshot:
Mr. Ruddy retired from Maximus in 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 to 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 to 1983.
Education: • MBA, Wharton School of Business of the University of Pennsylvania • B.S., Economics, Holy Cross College
2021 Proxy Statement 17

Nominee for Class I Director (term expiring in 2022)

John J. Haley Age 71 Director Since: 2020 Prior Tenure: 2002 – January 4, 2019
Why he is valuable to Maximus:
Mr. Haley’s qualifications and skills include, among other things, his experience as the Chief Executive Officer and Chairman of a large, publicly-traded consulting firm together with his knowledge of finances, human resources and compensation matters, as well as his public company directorship experience. Mr. Haley has been instrumental in listening to feedback from Maximus shareholders and embracing a forward-looking view on ESG matters. He has been a champion of the board refreshment strategy and provides human resources expertise.

Career Snapshot:
John J. Haley served as one of our directors from 2002 to January 2019 and then rejoined the Board in March 2020. Since January 2016, Mr. Haley has served as the Chief Executive Officer of Willis Towers Watson, an insurance broker and human resources and employee benefits consulting firm formed through the merger of Willis Group Holdings Public Limited Company and Towers Watson & Co. From 2010 until January 2016, Mr. Haley served as the Chief Executive Officer and Chairman of the Board of Towers Watson & Co. Previously he served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc. from 1999 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press).
Education: • A.B., Rutgers University More: • Director, Willis Towers Watson
18 Maximus

Who We Are
Nominee for Class II Director (term expiring in 2023)

Jan D. Madsen Age 57 Director Since: 2020
Why she is valuable to Maximus:
Ms. Madsen brings finance, accounting, mergers and acquisitions, and operations expertise gained through her current and prior positions in higher education and international, publicly traded technology-based business services organizations.

Career Snapshot:
Ms. Madsen is a Certified Public Accountant with over fifteen years of experience in global public company senior finance and operations roles, most recently as the Chief Financial Officer of West Corporation from 2014 - 2018. West, recently rebranded Intrado, operates in 28 countries, serving Fortune 100 and other business clients with technology-based services, focused on communications, safety and health, and wellness. Ms. Madsen was responsible for global financial operations, including internal audit, public reporting, and treasury, managing over $4 billion in debt. She was also instrumental in significant strategic initiatives, including a secondary equity offering, debt, and tax restructuring, and taking the company private in a sale to Apollo in 2017. Prior to West, Ms. Madsen held various finance and operating roles at First Data Corporation, including segment chief financial officer and senior vice president of six sigma quality, earning her certifications in six sigma process improvement methodologies. Prior to First Data, she was a manager at an international public accounting firm. Since 2018, Ms. Madsen has served as the Executive Vice President of Creighton University, overseeing operations including finance, information technology, human resources, communications and marketing, facilities, internal audit and continuous improvement.
Education: • B.S.B.A., University of Nebraska - Lincoln More: • Certified Public Accountant • Member National Association of Corporate Directors
The Board of Directors Recommends that the Shareholders Vote “FOR” the Five Nominees Set Forth Above.
2021 Proxy Statement 19

Continuing Class I Directors (terms expiring in 2022)

Anne K. Altman Age 61 Director Since: 2016
Why she is valuable to Maximus:
Ms. Altman’s qualifications and skills include, among other things, her experience with public sector clients and the information technology industry including security, analytics, cognitive, digital, commerce, and cloud capabilities. She provides expertise around ESG and responsible stewardship.

Career Snapshot:
Ms. Altman retired from IBM in 2016 having served since 2013 as the company’s General Manager for U.S. Federal and Government Industries. Previously she served as General Manager for IBM's Global Public Sector with responsibilities for global government—national, regional, and local—as well as education, healthcare, and life sciences. Ms. Altman joined IBM in 1981 as a systems engineer and held a number of roles with increasing responsibility in areas pertaining to government and technology
Education: • B.S., George Mason University More: • Director, SPX FLOW, Inc.

Peter B. Pond Age 76 Director Since: 1997 Chairman of the Board Since: 2001
Why he is valuable to Maximus:
Mr. Pond brings to Maximus his experience in the investment and financial industry and as a public company director. The Board of Directors believes that he possesses the leadership skills that allow him to effectively lead our Board as independent, non-executive Chairman. He serves as a champion of board diversity, ESG, and DE&I.

Career Snapshot:
Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company’s Midwest Investment Banking Group.
Education: • MBA, University of Chicago • B.S., Economics, Williams College
20 Maximus

Who We Are

Continuing Class II Directors (terms expiring in 2023)

Gayathri Rajan Age 53 Director Since: 2016
Why she is valuable to Maximus:
Ms. Rajan brings to Maximus cutting-edge information technology expertise that has been used to build secure, scalable financial platforms and innovative consumer-centric products.

Career Snapshot:
Ms. Rajan is General Manager and Vice President of Geo-Enterprises at Google. She joined Google in 2006 and has served in roles of increasing responsibility leading product development for the Internet of Things, Commerce and Payments. From 2016 to 2018 she was Vice President of Product Management for Geo Monetization, and from 2014 to 2016 she was Vice President of Product Management for Android Things. Prior to that, Ms. Rajan held engineering and product management roles at Financial Engines, eCal Corp, and The Vanguard Group.
Education: • MBA Stanford University • MSc Computer Science, University of Pennsylvania • B.A. and M.Eng, Chemical Engineering, Cambridge University More: • Commonwealth Scholar

Michael J. Warren Age 53 Director Since: 2019
Why he is valuable to Maximus:
Mr. Warren brings familiarity with government programs and operations and investment, strategic planning and financial expertise gained through his service on other boards and his current and prior positions in government and private industry.

Career Snapshot:
Mr. Warren is the Managing Director of Albright Stonebridge Group (“ASG”). He served as ASG's Managing Principal from 2013 to 2017 and as Principal from 2009 to 2013. Prior to ASG, he served as the Chief Operating Officer and Chief Financial Officer of Stonebridge International from 2004 to 2009, where he managed operations, business development, finance, and personnel portfolios before the firm's merger with The Albright Group. Mr. Warren served in various capacities in the Obama Administration, including as Senior Advisor in the White House Presidential Personnel Office and as co-lead for the Treasury and Federal Reserve agency review teams of the Obama-Biden Presidential Transition.

Education:
• B.A., Yale University
• B.A., Balliol College,
   University of Oxford

More:
• Rhodes Scholar
• Board of Trustees, District of
   Columbia Retirement Board
• Board of Directors and
   Chairman of the Audit
   Committee, Overseas Private
   Investment Corporation
   (“OPIC”)
• Board of Trustees and of the
   Risk and Audit Committees,
   Commonfund
• Yale University Council and
   Yale School of Management
   Board of Advisors
• Director, Walker & Dunlop, Inc.

2021 Proxy Statement 21

Skills Matrix
Our Board seeks diverse representation in terms of age, length of service, expertise, gender, orientation, and race/ethnicity. The Board and the Nominating and Governance Committee assess the appropriate mix of skills, qualifications, and characteristics when looking for new directors and nominating current directors in conjunction with the needs of the Company as it continues to evolve.
In our business, such evolution requires that we closely follow the changing policy priorities of governments, how governments contract for services to address these priorities, how technology reshapes what can be done in a more efficient manner and with what risks and benefits, how demographics and other global forces change our customers’ needs and opportunities, etc. As such, our skills matrix will continue to be reviewed regularly and will evolve under the guidance of the Nominating and Governance Committee.
The information below summarizes some of the attributes, experiences, skills, background, and diversity of our Board members and nominees. This is a high-level overview and does not encompass all of the contributions offered by our directors.
Key Qualifications

Key Qualifications	Relevance to Maximus
Additional CEO/CFO, Public Board and/or NEO Experience
Experience in this environment outside of Maximus offers insight into the need for integrity and transparency, provides practical experience in risk management at the operational and enterprise level, and contributes seasoned views on issues from strategy to succession.

Innovation and Technology Expertise	Technology and innovation drive our business forward, increase our stickiness with clients, differentiate our solutions, and ensure we provide more efficient and cost-effective services.
International Expertise	With global operations, understanding of international environments, geo-political risk, and foreign government structure and operations is critical.
Financial Expertise	Our business involves complex financial and disclosure requirements; skills include financial literacy, and expertise in accounting and financial statements.
M&A Experience	M&A experience ensures a focus on shareholder value creation, provides insight to the due diligence process to ensure strategic decisions are made, and offers best practices for seamless integration.
Risk, Privacy, Data Security Management Expertise	Within our highly regulated environment, understanding the policies and procedural requirements to best manage compliance and risk is essential.
Government Services Experience
Our business is in a unique environment as a government services provider and knowledge of the regulatory and procurement environment is of utmost value, particularly as governments implement outcome-based services to drive value for money and ensure accountability.,

Human Resources
With a diverse global workforce, our Company benefits from Board level HR expertise, which guides strategic HR initiatives, enables stronger diversity, equity, and inclusion management, and provides for positive labor relations.

Independence	Independence enables directors to provide unbiased oversight with no material relationship to the Company.

22 Maximus

Board Member	Additional CEO/CFO, Public Board and/or NEO Experience	Innovation and Technology Expertise	International Expertise	Financial Expertise	M&A Experience	Risk, Privacy, Data Security Management Expertise	Independence	Government Services Experience	Human Resources
Anne Altman	•	•	•	•	•	•	•	•
Bruce Caswell		•	•	•	•	•		•
John Haley	•		•	•	•		•		•
Jan Madsen		•		•		•	•
Richard Montoni	•		•	•	•	•		•
Peter Pond	•			•	•		•
Gayathri Rajan		•	•			•	•
Raymond Ruddy	•			•	•		•	•
Michael Warren	•	•	•	•			•	•
2021 Proxy Statement 23

How We Are Selected and Comprised
As a global company whose employees, customers, and stakeholders are very diverse, as well as being a company with strong hiring programs for diverse populations including people with disabilities and veterans, we have strong cultural, financial, and reputational reasons to seek a wide range of diverse attributes and skills when looking for board members. We apply our diversity programs, as well as our Board recruiting practices inclusively to include, in addition to diversity of skills and experiences and backgrounds, all protected classes such as race/ethnicity, color, religion, sex (including pregnancy, gender and gender identity and sexual orientation), national origin, age, disability, veteran status, and genetic information. We are pleased that our efforts to embed best DE&I practices into our recruiting at all levels has resulted in a Board of Directors 44% of whom self-identify as female and/or a person of color.

*John Haley has re-joined the Board of Directors, having previously served from 2002 – January 4, 2020 and his total tenure is noted as such.
24 Maximus

How We Are Elected
The Board of Directors currently consists of nine directors. Before an amendment in 2020, our articles of incorporation established three classes of directors with each class elected to successive three-year terms of office. In 2020, we proposed, and our shareholders approved, an amendment to the articles of incorporation whereby all directors would be elected annually following a phase-in period. Therefore, at the Annual Meeting, three Class III Directors will be elected to hold office for a one-year term expiring at the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board has nominated Bruce L. Caswell, Richard A. Montoni, and Raymond B. Ruddy as Class III Directors. Those nominees presently serve as our Class III directors. In addition, Mr. Haley and Ms. Madsen are standing for election as newly-appointed directors consistent with Virginia law. If elected, Mr. Haley will hold office until 2022 consistent with his appointment to Class I and Ms. Madsen will hold office until 2023 consistent with her appointment to Class II. By 2023, all directors will be elected annually. If you sign and return your proxy card, the persons named as proxies in the proxy card will vote to elect those five nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than five. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.
Vote Required for the Election of Directors
The Company’s bylaws provide for majority voting in director elections. The Board of Directors also has adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company’s bylaws and (ii) the Board of Directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast with respect to that director’s election is required to re-elect each nominee to our Board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of this matter.
2021 Proxy Statement 25

How We Are Governed
Board’s Role in Risk Oversight
The Board of Directors as a whole oversees the risk management of the Company. Senior members of the Company’s management team regularly report to the Board on operational and financial risks relating to the Company’s projects, and our Corporate Controller regularly reports to the Board about compliance with the Company’s policies and procedures and code of ethics. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the Board, and the Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation and succession plans and policies. The Technology Committee assists the Board with oversight of the Company’s information technology risks and strategic technology investments and the quality and effectiveness of the Company’s cyber-security policies and practices.
Management regularly reports to the Board or relevant committee on actions the Company is taking to manage the risks identified above. The Board and management periodically review, evaluate, and assess the risks relevant to the Company.
Corporate Governance Guidelines
The Board of Directors has adopted Guidelines for Corporate Governance that set forth the practices of the Board with respect to the function of the Board, management review and responsibility, Board composition, selection of directors, operation of the Board and meetings, committees of the Board, director responsibilities and tenure and evaluation of the Board and committees. The Guidelines are available on our Corporate Governance web page at investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.
Director Independence
From time to time, Maximus and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers. Under our Guidelines for Corporate Governance and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Our Guidelines for Corporate Governance define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies.
Our Guidelines for Corporate Governance require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to their independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.
The Board of Directors in its business judgment has determined that the following directors are independent as defined by NYSE listing standards: Anne K. Altman, John J. Haley, Jan D. Madsen, Peter B. Pond, Gayathri Rajan, Raymond B. Ruddy, and Michael J. Warren.
Code of Ethics
We have adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at
26 Maximus

investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190. The Board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics required to be disclosed under the Securities Exchange Act of 1934 (the “Exchange Act”) will be reflected on our Corporate Governance web page.
Director Attendance
Our Board expects that its members will prepare for, attend and participate in all Board and applicable committee meetings. Our Board of Directors held nine meetings during fiscal year 2020. During our 2020 fiscal year, all of our directors attended at least 75% of the aggregate Board and applicable committee meetings.
We encourage members of the Board of Directors to attend our annual meetings. In 2020, our annual meeting was held on March 17 just as many jurisdictions were shutting down due to the COVID-19 pandemic. Because of that, only two (2) of our directors were able to attend the 2020 annual meeting.
Executive Sessions
Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled Board meeting. Peter B. Pond, the independent, non-executive Chairman of the Board, presides over the executive sessions.
Self-Evaluation
The Nominating and Governance Committee leads the Board in an annual self-evaluation process that assesses the performance of the Board as a whole, the committees of the Board and the individual directors.
2021 Proxy Statement 27

How We Are Organized
Independent Board Chair
Maximus has maintained separate Chief Executive Officer and Chairman of the Board positions since before the Company’s initial public offering in 1997. Peter B. Pond currently serves as our independent, non-executive Chairman of the Board. Under our Guidelines for Corporate Governance, the Board will periodically evaluate the separation of the CEO and Chairman positions in light of the Company’s governance objectives and relevant circumstances. We believe that the separation of those roles at this time is appropriate for us because it is a good corporate governance practice that promotes Board and director independence from the management team.
Committees of the Board
The standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and the Technology Committee.
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The members of the Audit Committee are Raymond B. Ruddy (Chair), Jan D. Madsen, Peter B. Pond, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members. The Board of Directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Ruddy qualifies as an audit committee financial expert as defined by regulations of the SEC.
The Audit Committee held four meetings during fiscal year 2020. For additional information regarding the Audit Committee, see “Audit Information — Report of the Audit Committee” below.
Nominating and Governance Committee
The purpose of the Nominating and Governance Committee is to identify, evaluate, and recommend candidates for membership on the Board of Directors, to establish and assure the effectiveness of the governance principles of the Board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications and characteristics for the effective functioning of the Board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:
•
personal characteristics, such as the highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

•	broad, policy-making level experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;
•	experience and expertise that is useful to the Company and complementary to the background and experience of other directors;
28 Maximus

•
willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the Board and its committees;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations;
•	willingness to represent the best interests of all shareholders and objectively evaluate management performance; and
•	diversity.
As described above, diversity is one of several factors that the committee considers in evaluating director nominees. The Nominating and Governance Committee defines “diversity” in this context broadly to include diversity with respect to background, experience, viewpoints, skill, education, national origin, gender, race/ethnicity, age, orientation, culture, and organizations with which the individual may be affiliated.
The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board of Directors and would evaluate any such candidate in the same manner described above. A shareholder entitled to vote for the election of directors may submit candidates for consideration by the committee if such shareholder gives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2022 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2022 Annual Meeting of Shareholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and such other information as required under our bylaws. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
Under the process we use for selecting new Board candidates, the Chief Executive Officer, the Nominating and Governance Committee, or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. A determination is made as to whether Nominating and Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interview prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full Board of Directors.
The Nominating and Governance Committee has oversight of the Company’s ESG initiatives. The Committee also oversees and receives reports at least quarterly on (1) compliance with U.S. laws and Company policies pertaining to political contributions, (2) political activities and contributions of the Maximus Political Action Committee, (3) significant lobbying priorities and related expenditures in the U.S. and (4) expenditures relating to the Company's principal U.S. trade associations.
The Nominating and Governance Committee is comprised of Anne K. Altman (Chair), John J. Haley, Jan D. Madsen, Peter B. Pond, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards. The Nominating and Governance Committee operates under a written charter adopted by the Board. The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The Nominating and Governance Committee met three times during fiscal year 2020, as well as holding a virtual meeting for Board members, focused on ESG education and strategy review.
Compensation Committee
The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:
•	evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management;
2021 Proxy Statement 29

•	reviewing the Company’s compensation policies and practices;
•	reviewing executive succession plans; and
•	reviewing our executive development programs, including the performance evaluation process and incentive compensation programs.
The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation Committee retained an independent consulting firm to advise it on executive compensation programs.
The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The members of the Compensation Committee are Peter B. Pond (Chair), Anne K. Altman, John J. Haley, Raymond B. Ruddy, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of compensation committee members.
The Compensation Committee held six meetings during fiscal year 2020. For additional information regarding the committee, see “Compensation Committee Report” below.
Technology Committee
The Technology Committee assists the Board of Directors in fulfilling its responsibility to oversee the Company's strategic information technology investments and its risk management efforts pertaining to cybersecurity. The Technology Committee meets regularly with our Chief Information Officer and our Chief Information Security Officer.
The Technology Committee operates under a written charter adopted by the Board. The Technology Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The members of the Technology Committee are Anne K. Altman (Chair), John J. Haley, Richard A. Montoni, Gayathri Rajan, Raymond B. Ruddy, and Michael J. Warren. The Technology Committee met four times during fiscal year 2020.
Engaging with Shareholders
Maximus is committed to engaging directly with our shareholders to understand their views on governance matters.
Maximus, including members of our Board of Directors as appropriate, regularly meets with major shareholders on a wide range of topics including strategy, capital allocation, corporate governance, and executive compensation. In addition, the full Board receives and reviews reports on investor feedback and emerging governance issues, allowing our directors to better understand shareholder priorities and perspectives.
We actively consider shareholder feedback and, as warranted, take action. We de-classified our Board of Directors and implemented anti-hedging and anti-pledging policies in light of shareholder input on these matters. Additionally, based on shareholder feedback, we have enhanced our proxy disclosure to include the Board Skills Matrix above.
We continue to work to further integrate ESG disclosures into our publicly available material and remain aligned with a variety of frameworks important to our shareholders.
30 Maximus

How We Are Paid —
Director Compensation
Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors in fiscal year 2020.

Director Compensation Fiscal Year 2020
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Anne K. Altman(2)	160,000	149,982	309,982
Russel A. Beliveau*	0	0	0
John J. Haley(3)	0	300,013	300,013
Paul R. Lederer*	0	0	0
Jan D. Madsen(4)	20,000	279,986	299,986
Richard A. Montoni(5)	335,000	0	335,000
Peter B. Pond(6)	465,000	0	465,000
Gayathri Rajan(7)	250,000	49,994	299,994
Raymond B. Ruddy(8)	355,000	0	355,000
Michael J. Warren(9)	50,000	250,019	300,019
(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made on March 17, 2020 under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

(2)	As of September 30, 2020, Ms. Altman held 3,056 RSUs.
(3)	As of September 30, 2020, Mr. Haley held 6,113 RSUs.
(4)	As of September 30, 2020, Ms. Madsen held 5,705 RSUs.
(5)	As of September 30, 2020, Mr. Montoni held 39,037 RSUs.
(6)	As of September 30, 2020, Mr. Pond held 248,983 RSUs.
(7)	As of September 30, 2020, Ms. Rajan held 1,019 RSUs.
(8)	As of September 30, 2020, Mr. Ruddy held 192,022 RSUs.
(9)	As of September 30, 2020, Mr. Warren held 5,094 RSUs.
* Mr. Beliveau and Mr. Lederer did not stand for re-election at the March 2020 annual meeting and did not receive compensation as a director for fiscal year 2020.
2021 Proxy Statement 31

Fees Payable to Non-Employee Directors
The director compensation for fiscal year 2020 as shown in the chart above was comprised of the following elements. Directors who are also Maximus employees do not receive additional compensation for their services as directors.
•	An annual retainer of $300,000 payable in restricted stock units (“RSUs”) or cash.
•	Ms. Altman received an additional $10,000 retainer for her services as the Chair of the Nominating and Governance Committee.
•	Mr. Pond received an additional $150,000 retainer for his services as Chairman of the Board and a $15,000 retainer for his services as the Chair of the Compensation Committee.
•
Mr. Ruddy received a $20,000 retainer for his services as Chair of the Audit Committee and an additional $35,000 retainer, which is a continuation of the additional retainer he previously received for his services as Vice-Chairman of the Board, which reflects the continuation of his leadership role on the Board and recognizes the additional time that he continues to spend on Company matters over and above his normal director duties in his current unofficial leadership capacity.

•
RSU awards granted to our non-employee directors vest after one year; directors may elect to defer receipt of shares for their RSUs for a longer period up to termination of service on the Board of Directors.

We also permit our directors to participate in the health plan that we offer to our employees, although each director who elects to participate must pay the full cost of his or her own premiums in the plan. During fiscal year 2020, Mr. Pond participated in those plans, and Mr. Ruddy participated in the dental plan.
Director Equity Ownership Requirements
Directors are required to hold equity in the Company equal to at least one and a half times their annual retainer. For these purposes, “equity” consists of shares owned directly by the director, the “in-the-money” value of vested stock options and any shares that would have been distributed to the director but for the director’s election to defer receipt of the shares for tax purposes. All of our directors met the ownership requirement as of the end of fiscal year 2020 with the exception of Ms. Madsen who joined the Board in March 2020.
How To Communicate with Us
Communications with Directors
Our Board of Directors values input from a wide array of sources to inform its deliberations and decision-making. Since shareholders have a financial stake in the success of the Company and represent independent sources of information, the Board especially values shareholder questions and insights. The Board has therefore created a number of ways to obtain shareholder input including via participation at the annual meeting, use of the Company’s various reporting mechanisms including its hotline and audit functions, requests for individual director engagements, and use of the official communications mechanism described here.
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or any individual director (including any committee chair) may do so by sending a communication to the Board of Directors and/or a particular member of the Board of Directors, care of the Company Secretary at Maximus, 1891 Metro Center Drive, Reston, Virginia 20190. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).
32 Maximus

Our Company
Now that we have shared information about our Board of Directors with you, here is additional information about our Company. In this section, we provide information on:
•	Who We Are — Our Leadership
•	Who We Are — All of Us
−	How we value and support our human capital
•	Recruiting
•	Education and Training
•	Benefits and Rewards
•	How We Support Our Communities
•	How We Protect the Planet
•	How We Use Compliance and Control Functions to Protect our Company
•	How We Performed in 2020
•	How We are Looking Forward
Who We Are — Leadership
Our executive officers and their respective ages and positions as of the date of this proxy statement are as follows:
Name	Age	Position
Bruce L. Caswell	55	Chief Executive Officer, President and Director
Richard J. Nadeau	66	Chief Financial Officer and Treasurer
Ilene R. Baylinson	64	General Manager, U.S. Services
Thomas D. Romeo	65	General Manager, U.S. Federal Services
Michelle F. Link	46	Chief Human Resources Officer
David R. Francis	59	General Counsel and Secretary
The following information sets forth biographical information for the executive officers for the past five years. Such information with respect to Bruce L. Caswell, the Company's Chief Executive Officer and President, is set forth above in the “Proposal 1 — Election of Directors” section.
Richard J. Nadeau joined Maximus in June 2014 as Chief Financial Officer and Treasurer. From 2009 to 2014 he served as Executive Vice President and Chief Financial Officer of SRA International, Inc. Previously he served as Chief Financial Officer for Sunrise Senior Living, Inc., The Mills Corporation, and Colt Defense LLC. Before that Mr. Nadeau was a partner at KPMG LLP and at Arthur Andersen LLP.
Ilene R. Baylinson has served as the General Manager of our U.S. Services Segment since 2020. She previously served as the General Manager of the U.S. Health Segment since 2015. Ms. Baylinson joined Maximus in 1991.
Thomas D. Romeo has served as our General Manager, U.S. Federal Services Segment since 2015. He joined Maximus in 2011 as the President of Maximus Federal Services. Prior to joining Maximus, Mr. Romeo was a Senior Partner for Accenture Federal. Prior to joining Accenture, Mr. Romeo was at IBM for 25 years ending as a Vice President responsible for IBM Global Services Federal Civilian portfolio.
Michelle F. Link joined Maximus in March 2020 as Chief Human Resources Officer. From 2018 to 2020 she served as the Executive Vice President of Human Resources for ADS, Inc. Before that she served as Chief Human Resources Officer for PRA Group from 2011 to 2018. She has also held senior Human Resources roles at BlueCross Blue Shield of Tennessee, AMERIGROUP, CIGNA, and Corning.
2021 Proxy Statement 33

David R. Francis has served as our General Counsel and Secretary since 1998. He has over 30 years of legal experience having previously served in both law firm and in-house attorney positions.
In addition to the executive officers named above, Maximus is managed by a dedicated, talented, and diverse leadership team. Please visit our website at maximus.com/leadership for the biographies of the other members of our management team. Content on our website is not, and shall not be deemed to be, part of this proxy statement or incorporated herein or into any of our other filings with the SEC.
Who We Are — All of Us
While we are required to provide you detailed information about our most senior executives, we are a company of approximately 34,000 dedicated staff. We are proud of each employee’s commitment to deliver the proven technology, efficient solutions, and personalized services on which our customers depend so that we can improve the lives of individuals and families in the markets we serve. Therefore, we want to share with you information demonstrating our pledge to human resources.
Recruiting. Our recruiting teams are essential players to our mission of Helping Government Serve the People.® As a strategic partner, they support the varying project and corporate hiring needs by tapping into top diverse talent globally. We believe our culture values individual skills, experiences, and differences that allow Maximus to deliver robust and innovative approaches to solving some of our communities' most challenging needs. Our recruiting programs focus on identifying and evaluating talent through practices that welcome a diverse workforce, including people with disabilities, language barriers, and those from varying socioeconomic backgrounds.
During fiscal year 2020, we hired over 38,000 employees across the globe. In the U.S., we have successfully sourced and employed more than 2,100 persons with disabilities, and over 71% of total U.S. hires were female. We continue to refine our focus on recruiting people of color and military veterans at all levels of the organization to reflect the populations we serve.
Education and Training. We value ongoing development and continuous learning and strive to support and provide learning opportunities to all Maximus employees. The Maximus Center for Employee Development (“CED”) supports enterprise-wide professional development by offering a variety of instructor-led and self-paced learning programs ranging in audience from individual contributors to frontline supervisors and executive leadership. Additionally, our project training teams manage customized programs in support of contract requirements, customer service, local leadership development, and employee engagement.
The CED focuses on enhancing:
•	Core Business Acumen: Time management, professionalism, problem solving, business writing, presentations, communications, desktop technology, and Maximus systems
•	People Management and Leadership Development: Supervisory skills, performance management, teamwork, coaching and mentoring, and leadership
•	Client Management and Business Development: Customer service, client relationship management, consulting skills, sales and marketing, and proposal writing
•	Project Management: Scope, contracts, financials, quality, risk, and communications management
The CED leverages the following tools to engage our employees:
•	Maximus University: The Company’s internal development site where employees can:
−	Access training tools and systems
−	Register for upcoming courses
−	View past training recordings
−	Explore working from home resources
34 Maximus

•	Workday Learning (U.S. only): The Company’s web-based learning enablement system through which employees can:
−	Register and take self-paced training
−	View training history
−	Complete onboarding tasks and compliance training
−	Complete annual compliance training
Similar systems are available to our global employees.
•	Workday Performance (U.S. only): The Company’s web-based performance system where employees can set and maintain business goals
•	Percipio (Global): An online learning tool providing more than 13,195 online learning resources to our global exempt and professional employees
The training hours below reflect all CED/corporate programs, and virtual training content provided by corporate including CED trainings and webinars, corporately sponsored project management development, leadership development and IT programs, and curated Percipio content. Estimated on-boarding time was calculated across Maximus. The hours do not include time spent in on-the-job training, time spent with mentors, project specific development, project leadership development, and/or required project compliance.
2020 Employee Development Highlights
TRAINING HOURS
Compliance (Global)
New Hires	103,724
Annual Compliance Refresher:	60,819
Outside of the U.S.	19,299
Total Number of Compliance Training Hours: 183,842
New Hire Orientation (U.S. only)
New Hire Orientation:	1,036,840*
(*calculated based off average of 40 hours for new hire orientation x 25,921 new hires in FY2020)
Total Number of New Hire Orientation (U.S. only) Training Hours: 1,036,840
Ongoing Development (Global)
Self-Directed Learning:	116,773
Attendee Hours (CED attendee hours only):	12,888
Total Number of Ongoing Development Training Hours: 129,661
Total Number of Training Hours: 1,350,589
EMPLOYEES TRAINED
Compliance (Global)
New Hires:	25,921
Annual Compliance Refresher:	20,273
Outside of the U.S.	6,433
Total Number of Employees Trained (Compliance): 52,627
Ongoing Development* (Global) *Employees engaged in elective training
Self-Directed:	14,106
Instructor-Led (CED sessions only):	8,888
Total Number of Employees Trained (Ongoing Development): 22,994
2021 Proxy Statement 35

Employee Benefits and Rewards. Maximus remains committed to the health and financial wellness of our employees. We know that our benefits program is an important part of the total compensation package that helps us attract and retain a talented group of team members. Our benefits program is focused on:
•	Providing core benefits that help bring employees peace of mind and financial stability should the unexpected occur, with some of those benefits covered at 100% by Maximus;
•	Partnering with benefit carriers that provide strong networks of physicians to provide employees and their family with the best available care;
•	Offering a competitive, yet affordable package that provides comprehensive coverage.
Specifically, Maximus offers:
•	401(k) Retirement Plan with 50% company match up to the first 6% contributed;
•	Account based medical coverage, either and HRA or HSA;
•	Prescription drug coverage, which includes free generic drugs for chronic conditions;
•	Dental and vision insurance;
•	Flexible Spending Account (“FSA”) for eligible healthcare and dependent care expenses;
•	Short and Long Term Disability Insurance;
•	Life Insurance/Accidental Death and Dismemberment Insurance;
•	Nationwide childcare discounts;
•	Legal Services;
•	Employee Assistance Program;
•	Paid time off;
•	Project bonuses for employee accomplishments above and beyond expectations; and
•	Project manager awards for employees who demonstrate an unparalleled commitment to our clients.
How We Serve As A Good Corporate Citizen
Maximus Foundation and Corporate Philanthropy
We recognize the importance of giving back to the communities in which we live and work. Funded by our employees and the Company, the Maximus Foundation is an employee-led nonprofit organization, supporting programs that promote personal growth and self-sufficiency through improved health, augmented child and family development, and community development. We provided financial support to 131 organizations across 30 states and the District of Columbia in the U.S. in 2020 through the Foundation's grant program. Prospective nonprofit organizations are nominated by an eligible Maximus employee, and our employee donors vote upon grant recipients on an annual basis. Our international arms, Maximus Foundation UK and Max Foundation, in Australia, also provided vital financial grants to community partners in their geographic location, making significant impact in many of our communities. Maximus matches contributions made to our Foundations by employees, dollar-for-dollar.
Maximus and our employees donated more than $156,000 to support social justice and equity across the U.S. in partnership with the NAACP Legal Defense Fund. We were moved by the outpouring support from employees across our Company, participating in our matching campaign and tripling the impact of every dollar they donated. We are proud to belong to a community that takes collective action and invests in its vision of inclusivity, using our privilege to empower Black and Brown voices during this era-defining moment.
The Company also showed our support in combatting the pandemic through philanthropic donations to the CDC Foundation.
36 Maximus

Government Relations
The Nominating and Governance Committee of the Maximus Board of Directors has formal oversight of the Company’s policies pertaining to political contributions and compliance with all U.S. laws and regulations, political activities including contributions from the employee-funded Maximus Political Action Committee, significant lobbying priorities and expenditures, and expenditures related to principal trade organizations.
Considering recent events, Maximus management, in consultation with the Nominating and Governance Committee, remains committed to our fundamental principle of our engagement in the political process which is, and will continue, to never support or fund candidates or elected officials who encourage or support violence against the government of the United States.
Supply Chain
We are also committed to treat our supply chain fairly. For instance, across our UK business, we adhere to the Prompt Payment Code, and other supply chain accreditations such as the Merlin Standard.
How We Support Diversity, Equity, and Inclusion
DE&I are an important part of who we are as a company and broadly outlines the comprehensive efforts we are taking to create a more inclusive workplace. To further this effort, in fiscal year 2020, Maximus hired Dr. Arvenita W. Cherry to lead the Company’s DE&I program, where she will proactively develop and lead the vision, mission, and strategic planning for the program.
Dr. Cherry brings an extensive background in socio-cultural and educational anthropology and expertise in DE&I related to race, gender, class, and social justice. Before joining Maximus, Dr. Cherry had an extensive consulting career and taught at the university level where she published, trained, and designed programs related to these topics. Additionally, she has designed and taught courses on race, racism, race relations, gender, the African Diaspora, and research methods.
In her role, Dr. Cherry will focus on furthering the Company’s efforts in DE&I by identifying opportunities to make improvements, which could range from hiring practices to company culture. She will also actively engage with employees and management in order to capture their sentiments about the Company’s culture, while also working with local leaders and community organizations that seek to bring attention to social justice, human rights, civil rights, equity, and inclusion. As part of this strategy, our DE&I learning resources channel provides a growing number of resources for employees to assist them in working towards contributing to a workplace that values DE&I. Additionally, we launched two DE&I standing committees. The DE&I Steering Committee, comprised of leaders at Maximus, acts as a “think tank” for what DE&I activities will occur at the Company. The DE&I Design Committee is a working group of a variety of Maximus employees that previews, gives input, and tests DE&I interventions before they are implemented at Maximus.
Maximus businesses were recognized for their efforts in supporting people with disabilities and long-term health conditions. Maximus UK entities were among the first to be awarded Disability Confident Leader status by the UK Government. We were the first employment service provider to achieve nationally recognized Disability Confident Recruiter status by the Australian Network on Disability. We were also recognized by the Virginia Department of Aging and Rehabilitation Services as a Champion of Disability Employer.
Additionally, Military Times Best for Vets: Employers 2020 ranked Maximus as a top employer nationwide in the U.S. for veterans. In particular, Maximus was cited for having especially high scores by Military Times due to its excellent retention support programs, as well as our recruitment and employment practices. Maximus UK signed the Armed Forces Covenant, pledging to support those who serve or who have served in the armed forces, and their families. The Company supports all military-connected employees regardless of whether they have served themselves, at home or abroad, are a military spouse, or have any other military connection. Highlights include:
•	Retention support for all military connected employees and benefits and programming designed specifically for active Guard and Reserve employees
•
Partnering with the Posse Foundation’s Veterans Program to provide professional development workshops and orientation support for post-9/11 veterans pursuing bachelor’s degrees at colleges and universities across the country

2021 Proxy Statement 37

•	Promoting the hiring of veterans through targeted sourcing strategies and outreach to veteran service organizations to increase the pool of qualified military-related applicants
•	Veterans recognition month every November and spotlights of our military and veteran employees
•	Military Spouse Employment Partnership participation in hiring events, quarterly partner meetings, and employer roundtables
How We Protect Our Planet
As a company that primarily provides business process outsourcing (“BPO”) services to local, state, federal, and international government, Maximus has a relatively small environmental footprint and limited exposure to some of the main environmental concerns with which other companies grapple. We do, however, remain committed to ensuring responsible environmental practices in each of our communities and take advantage of opportunities we have to run our operations more efficiently.
Maximus offices around the country have implemented several “green initiatives” to reduce the environmental impact on our planet. We support:
•
Eliminating paper waste through innovative solutions. We work hand-in-hand with our government clients to recommend ways to reduce paper consumption; this can often be a more cost-effective way to achieve business goals. For example:

−	Replacing traditional paper services with electronic services
−	Developing intranet sites to post program information and reports using electronic “fast alerts” to keep staff abreast of important information
−
Encouraging clients to authorize telephone and web program enrollments as opposed to using and mailing paper enrollments, resulting in a reduced reliance on printed collateral materials and paper products

−	Enabling community-based organizations to implement efficient business practices by providing technology and technical assistance to submit program enrollments electronically
•	Reducing, reusing and recycling office waste wherever possible. For example:
−	Installing safe and efficient water filtration systems to replace bottled water coolers
−	Using recycled paper for mailings and promotional materials
•	Conserving energy to reduce carbon emissions. For example:
−	Implementing staggered climate control daily start-up times and building temperature standards for summer cooling and winter heating
−	Installing sun film on sun-exposed windows to reduce glare and hot spots within our facility to lower electricity usage from climate control systems
−	Piloting our LED light installation program across 13 sites in the U.S. during fiscal year 2020 which is projected to provide more than $1 million and 5.5 million kWh in savings per year.
How We Use Compliance and Control Functions to Protect Our Company
We believe that to operate sustainably we also need compliance and corporate control provisions designed to:
•	ensure the integrity of our operations and financial reporting as a global business with multiple foreign operations;
•	prevent, manage and mitigate enterprise-wide risk;
•	provide for independent review and assurance of our operations with early identification of contractual or operational performance issues;
•	promote the safety, security and integrity of our technology and services; and
•	safeguard the value of the Maximus brand through the consistent delivery of quality services that lead to long-term client relationships.
38 Maximus

We have a comprehensive compliance and ethics program that provides:
•	a formal structure for overseeing compliance;
•	written standards and policies;
•	regular training and education to promote compliance;
•	effective, retaliation-free lines of communication for reporting suspected violations;
•	mandatory data and privacy security training on an annual basis supplemented by internal testing throughout the year to ensure employees understand the appropriate processes;
•
information security controls frameworks, such as HIPAA, NIST SP800-53, CMS MARS-E, IRS 1075, ISO27001, and more that define how we ensure confidentiality, integrity, and the availability of information that can be measured;

•	internal monitoring and auditing;
•	response and corrective action plans; and
•	well-publicized disciplinary guidelines.
More information can be found in our Standards for Business Conduct and Ethics available on our website.
How We Performed in Fiscal Year 2020
Despite challenges faced in light of the COVID-19 global pandemic, the Company achieved solid performance in fiscal year 2020 as measured by important financial and operational metrics, including:
•
Our revenue increased to $3.46 billion compared to $2.89 billion reported for fiscal year 2019, driven primarily by the Census contract in the U.S. Federal Services Segment and new COVID-19 response work to assist governments in supporting individuals and families during the global pandemic.

•	We reported operating profit margin of 8.3% and diluted earnings per share of $3.39.
•	We had cash flows from operations of approximately $245 million and free cash flow[1] of approximately $204 million
•	We held cash and cash equivalents of approximately $72 million and had no outstanding borrowings on our corporate credit facility at September 30, 2020.
•	We increased our quarterly dividend to $0.28 per share of Maximus common stock compared to $0.25 per share in the prior year
•
We performed new services to assist government clients in the U.S. in their COVID-19 response efforts. Our revenue on these contracts, which excludes the extension of planned work related to the Census Questionnaire Assistance (“Census”) contract, was approximately $200 million and was earned in the second half of the fiscal year.

•	We continued our work on the Census contract in support of the U.S. decennial census. Our revenue on this contract was $515 million, compared to $185 million in the prior year.
Stock Performance Graph
The following graph compares the cumulative total shareholder return on our common stock for the five-year period from September 30, 2015, to September 30, 2020, with the cumulative total return for the NYSE Stock Market (U.S. Companies) and S&P Midcap 400 Indices. In addition, we have compared the results of a peer group to our performance. This peer group is that defined within Item 5 of our Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on November 19, 2020. This graph assumes the investment of $100 on September 30, 2015, in our common stock, the NYSE Stock Market (U.S. Companies) and S&P Midcap 400 Indices, and our peer group, weighted by market capitalization and assumes dividends are reinvested.
[1]
"Free cash flow" is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2020, and filed with the SEC on November 19, 2020.

2021 Proxy Statement 39

Notes:
A.	The lines represent index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on September 30, 2015.
How We Are Looking Forward
The Maximus culture and the commitment our employees have to the mission of our customers and the lives of the citizens we serve each day will remain a critical factor in our success. As we look forward, we see the clinical evolution of our business as well as the continued digital transformation of government services driving our growth opportunities.
We continue to believe there will be long-term demand for business process services with a clinical dimension. We see this in the demand for our growing appeals and assessments business where our healthcare professionals help determine eligibility for healthcare and related services. In support of our strategic expansion into clinical BPO services delivered at scale, we formed Maximus Public Health (“MPH”) to provide meaningful support to governments as they respond to COVID-19 and other public health threats. Initially, MPH is supporting efforts to contain the spread of COVID-19 and toward the purchasing, distribution, citizen engagement, and administration of vaccines. Ultimately MPH will focus on collaborations to support preparedness and effective response to future healthcare needs and crises. These macro trends underpin demand for BPO services with more of a clinical dimension. By employing our strength in clinical assessment, case management, and consumer engagement, we are a natural partner to governments as they address issues ranging from long-term services program eligibility to disability benefit determinations to the social determinants of health outcomes. Both our skilled workforce and demonstrated ability to provide clinical services at scale become important differentiators as we pursue new opportunities that address wider demographic challenges.
Earlier in our digital transformation journey, we disrupted traditional models and developed tools to meet citizens where they are, through mobile applications, robust portals, and omnichannel communications that seamlessly integrate chat and text messaging with conventional voice channels. Internally, we have applied robotic process automation at scale to achieve additional operational and cost efficiencies. With these accomplishments as our foundation, and our customers coming to expect digital capabilities tightly integrated with our BPO solutions, now is the time for us to move to our next phase. We will
40 Maximus

continue maturing our digital delivery capabilities, and driving further automation into routine citizen transactions, while taking the next steps to build on the potential that our movement to the cloud has created in areas like natural language processing, augmented intelligence, and cognitive computing. Our COVID-19 digital response is an early indicator of those efforts. Our clients value our ability to leverage these types of digital capabilities that create more efficiencies and improve quality and service delivery.
We continue to see evidence that the long-term macro trends remain in our favor as governments are challenged with finding a responsive and cost-effective way to manage aging populations, individuals with more complex healthcare needs, barriers to sustainable employment, and to address population and public health imperatives as well as rising caseloads within budget constraints. Maximus has a proven track record of growth, a dedicated team of seasoned operators, and a portfolio of contracts that generates meaningful cash flow. We have earned a reputation as a trusted long-term partner delivering outcomes that matter, strengthened even further through our collaboration to best serve our clients through the COIVD-19 global pandemic. These programs will be essential as governments aim to get their economies back on track as we emerge from this global pandemic. Therefore, together with our government partners at the state, federal, and local levels, Maximus continues to work hard every day to provide cost effective services that transform the lives of people around the world, particularly during these extraordinary times. We are keenly focused on providing services that are flexible, scalable, and efficient for our government partners, but we never lose sight of the citizens we serve.
2021 Proxy Statement 41

Executive Summary of Proposal and Selected Plan Information
Introduction:
On December 15, 2020, upon recommendation of the Compensation Committee, the Board approved the Maximus, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”), subject to shareholder approval at the 2021 Annual Meeting. The 2021 Plan will supersede the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our employees, non-employee directors and consultants. Equity awards are also currently outstanding under the Company’s 2011 Equity Incentive Plan (together with the 2017 Plan, the “Prior Plans”). Prior Plan awards that are currently outstanding will remain outstanding under the applicable Prior Plan in accordance with their terms.

We believe that the adoption of the 2021 Plan is necessary in order to allow the Company to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to eligible officers, employees, non-employee directors and, when appropriate, consultants, is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company shareholders and enable the Company to attract and retain qualified personnel.

If the 2021 Plan is approved by our shareholders, the 2021 Plan will become effective on March 16, 2021 (the “Effective Date”), and no further awards will be made under the 2017 Plan. If our shareholders do not approve the 2021 Plan, the 2017 Plan will remain in effect in its current form, subject to its expiration date. However, there will be insufficient shares available under the 2017 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees, non-employee directors and consultants.

Proposed Share Reserve:
The number of shares that may be issued to participants under the 2021 Plan shall not exceed 3,100,000 shares, plus any shares that are available for grant under the 2017 Plan as of the Effective Date.

If (i) any shares subject to an award are forfeited, an award expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), or (ii) after the Effective Date any shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or is settled for cash (in whole or in part), then in each such case the shares subject to such award shall, to the extent of such forfeiture, expiration, non-issuance or cash settlement, be added to the 2021 Plan’s reserve. In the event that withholding tax liabilities arising from a full-value award or, after the Effective Date, arising from a full-value award under any Prior Plan, are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.

Impact on Dilution and Fully-Diluted Overhang:
Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. If the 2021 Plan had been approved on September 30, 2020, the total fully-diluted overhang as of that date, would have been 6.5%. In this context, fully-diluted overhang is calculated as the sum of grants outstanding under Prior Plans plus the proposed share reserve under the 2021 Plan (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of September 30, 2020. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

Expected Duration of the Share Reserve:
We expect that the share reserve under the 2021 Plan, if this proposal is approved by our shareholders, will be sufficient for awards for the term of the 2021 Plan. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2021 Plan's reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

2021 Proxy Statement 43

Executive Summary of Proposal and Selected Plan Information
Governance Highlights:	The 2021 Plan incorporates numerous governance best practices, including:
	☑	Dividends and dividend equivalent rights will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.
	☑	Minimum 100% fair market value exercise price for options and Stock Appreciation Rights (“SARs”).
	☑	No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval, except for equitable adjustments in connection with a change in control (“CIC”).
	☑	No “liberal” CIC definition or automatic “single-trigger” CIC vesting.
	☑	No “evergreen” share increases or automatic “reload” awards.
	☑	No “liberal share recycling” of options or stock appreciation rights (“SARs”).
Plan Term:
The 2021 Plan will terminate on March 16, 2031 (i.e., the tenth anniversary of the Effective Date), unless terminated earlier by the Board. Termination of the 2021 Plan shall not affect the terms or conditions of any award granted under the 2021 Plan prior to termination.

44 Maximus

Summary of Key Stock Plan Data
Share Usage
The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years (there were no performance-based equity awards earned during this period):
	2020	2019	2018	3-Year Average
Stock Options/ SARs Granted	0	0	0
Stock-Settled Full-Value Shares/Units Granted	382,795	382,706	365,071
Weighted-Average Basic Common Shares Outstanding at year end	63,062,000	64,498,000	65,501,000
Share Usage Rate	0.61%	0.59%	0.56%	0.59%
Overhang as of September 30, 2020
The following table sets forth certain information as of September 30, 2020, unless otherwise noted, with respect to the Company’s equity compensation plans:
Stock Options/SARs Outstanding	0
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	N/A
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	N/A
Total Stock-Settled Full-Value Awards Outstanding	642,411
Remaining shares available for grant under the 2017 Plan as of September 30, 2020*	520,364
Proposed share reserve under the 2021 Plan**	3,100,000
Basic common shares outstanding as of the record date (January 15, 2021)	61,452,520
*	For reference purposes, the remaining shares available for grant under the 2017 Plan is specified as of fiscal year end.
**
The proposed share reserve will be increased by the number of shares (if any) that remain available for grant under the 2017 Plan as of the Effective Date of the 2021 Plan. Upon shareholder approval of the 2021 Plan, no further awards will be made under the 2017 Plan.

Further information about overhang as of September 30, 2020 can be found in the Company’s Annual Report on Form 10-K.
As of January 15th, 2021, the per-share closing price of our common stock as reported on the New York Stock Exchange was $76.30.
Description of the 2021 Plan
The following summary of the material features of the 2021 Plan is qualified in its entirety by reference to the complete text of the 2021 Plan, which is appended hereto as Annex A.
Administration
The 2021 Plan will be administered by the Compensation Committee. The Compensation Committee may delegate various functions to a subcommittee or to certain officers of the Company to the extent such delegation is not inconsistent with applicable law or stock exchange rule. The Compensation Committee has the authority to select eligible persons to receive awards and determine the terms and conditions of each award. All determinations and decisions made by the Compensation Committee pursuant to the provisions of the 2021 Plan will be final, conclusive and binding on all persons, including, without limitation, the Company, its Board of Directors, its shareholders, all affiliates, employees, participants, and their estates and beneficiaries.
2021 Proxy Statement 45

Eligibility
Participants in the 2021 Plan will consist of such employees, non-employee directors and consultants, of the Company and its subsidiaries as selected by the Compensation Committee. As of January 15th, 2021, approximately 32,000 employees (including officers), 10 non-employee directors and 1,500 consultants were eligible to participate in the 2021 Plan.
Shares Available under the 2021 Plan
Subject to the equitable adjustment provisions of the Plan and the permitted addbacks described below, the maximum number of shares that may be issued or transferred to participants under the 2021 Plan shall not exceed 3,100,000 Shares, plus any shares that are available for grant under the 2017 Plan as of the Effective Date.
If (i) any shares subject to an award are forfeited, an award expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), or (ii) after the Effective Date any shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or is settled for cash (in whole or in part), then in each such case the shares subject to such award shall, to the extent of such forfeiture, expiration, non-issuance or cash settlement, be added to the 2021 Plan’s reserve. In the event that withholding tax liabilities arising from a full-value award or, after the Effective Date, arising from a full-value award under any Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.
Notwithstanding anything to the contrary, the following shares will not again be available for awards under the Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the 2021 Plan or a Prior Plan, (b) shares tendered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or stock appreciation right under the 2021 Plan or a Prior Plan, (c) shares subject to a stock appreciation right under the 2021 Plan or a Prior Plan that are not issued in connection with its stock settlement or exercise, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the 2021 Plan or a Prior Plan.
No more than 3,100,000 shares of common stock may be issued in the aggregate in respect of incentive stock options under the Plan.
Non-Employee Director Limit
The maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid during the fiscal year to the non-employee director in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Dividends; Dividend Equivalents
Dividends or dividend equivalents will not be paid with respect to options or stock appreciation rights under the 2021 Plan. Further, notwithstanding anything to the contrary, with respect to full-value awards, if such award provides for a right to dividends or dividend equivalents, any dividends or dividend rights will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.
46 Maximus

Types of Awards
The Compensation Committee may grant nonqualified and incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted units, RSUs, performance shares, performance units, performance awards, substitute awards, or other types of equity-based or cash-based incentives approved by the Compensation Committee.
Stock Options. Stock options enable the holder of the option to purchase shares of the Company’s common stock at a price specified by the Compensation Committee at the time the award is made. The Compensation Committee may grant incentive stock options to purchase up to 3,100,000 shares of common stock under the 2021 Plan. The Compensation Committee determines the exercise price of all stock options, which may not be less than the fair market value of a share of the Company’s common stock at the time of grant. The Compensation Committee also determines when an option may be exercised and its term, which may not exceed ten years. The exercise price of an option may be paid in cash, by tendering shares owned by the participant, or by any other means the Compensation Committee determines to be consistent with the purposes of the 2021 Plan and applicable law.
If, on the date an outstanding “in the money” option would expire due to a termination of service, the exercise of the option would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the option will be extended to a date that is 30 calendar days after the date the exercise of the option would no longer violate applicable securities laws or any such insider trading policy or, if earlier, the original expiration date of the option.
Stock Appreciation Rights. In general, an award of SARs entitles the recipient to receive, upon exercise thereof, payment of an amount determined by multiplying the excess of the fair market value of a share of the Company’s common stock on the date of exercise over the grant price of the SAR, by the number of shares of common stock with respect to which the SAR is exercised. The payment upon exercise of a SAR may be made in cash, in shares of common stock or a combination of common stock and cash. The Compensation Committee determines the exercise price of all SARs, which may not be less than the fair market value of a share of the Company’s common stock at the time of grant. The Compensation Committee also determines when a SAR may be exercised and its term, which may not exceed ten years. Unless otherwise provided by the Compensation Committee or as otherwise directed by a participant in writing, each vested and exercisable SAR that is outstanding on the last business day of the applicable term of the SAR with a grant price per share that is less than the fair market value per share of the Company’s common stock as of such date will automatically, and without further action by the participant or the Company, be exercised on such date (unless such participant’s service with the Company has terminated on or before such date).
Restricted Stock, Restricted Units, and Restricted Stock Units (“RSUs”). Restricted stock is common stock that is forfeitable until the restrictions lapse. Restricted units are notional accounts that are credited with amounts equal to shares or an alternative measurement, conditioned upon the satisfaction of restrictions imposed by the Compensation Committee and payable in cash or shares of common stock, as provided in the applicable award agreement. RSUs are restricted units that are payable in shares. The Compensation Committee will determine the restrictions and other provisions applicable to each restricted stock, restricted unit and RSU award.
Restrictions on restricted stock, restricted units, and RSUs may include time-based restrictions or the achievement of specific performance goals. Restrictions may lapse all at once or in installments, as specified by the Compensation Committee. Participants have voting rights in restricted stock during the applicable restriction period. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock, restricted units, and/or RSUs. The Compensation Committee may credit participants with cash dividends or dividend equivalents during the restriction period and such dividends or dividend equivalents will be subject to the same restrictions and other conditions as the underlying awards. Dividends (or equivalents) are not received until the underlying units vest.
Performance Units, Performance Shares, and Performance Awards. A performance unit is an award with an initial value established by the Compensation Committee at the time of grant that is based on the attainment of performance goals. A performance share is an award with an initial value equal to the fair market value of a share of Company common stock on the grant date, which is conditioned upon the achievement of performance goals specified by the Compensation Committee. A performance award is the right to receive cash or shares based, in whole or part, upon the achievement of the applicable performance goals specified by the Compensation Committee. Performance units, performance shares, and performance
2021 Proxy Statement 47

awards may be paid in cash, shares, or a combination of cash and shares, as specified in the applicable award agreement. The Compensation Committee will determine the number and terms of all performance units, performance shares, and performance awards, including the performance objectives that will determine the number or value (or both) of awards that will ultimately be paid out to a participant. As soon as practicable after the end of a performance period and prior to any payment in respect of a performance period, the Compensation Committee will certify in writing the number of performance shares, the number and value of performance units, or the amount of the performance award, that has been earned on the basis of performance in relation to the established performance criteria.
Performance Criteria. The performance criteria to be used for purposes of awards may include, without limitation, one or more of the following measures: earnings growth; earnings per share of common stock; net earnings; operating earnings or income; earnings before interest, taxes, depreciation and amortization (“EBITDA”); net sales growth; net income (absolute or comparative growth rates); net income applicable to common stock; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; operating earnings or income per share of common stock;revenues; shareholders’ equity; return on shareholders’ equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common shareholders equity; absolute and/or relative return on capital; absolute and/or relative return on assets; economic value added (income in excess of cost of capital); operating margins; total shareholder return; customer satisfaction; quality metrics; expenses or expense reduction; debt-to-capital ratio; market share; ratio of operating expenses to operating revenues; and any other objective or subjective metric selected by the Compensation Committee.
Substitute Awards. The Compensation Committee may also grant substitute awards under the 2021 Plan. Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is, or whose stock is, acquired by the Company, in order to preserve the economic value of all or a portion of a substituted award on such terms and conditions (including price) as the Compensation Committee determines. Such awards shall be accompanied by an award agreement which will provide additional terms and conditions with respect to each grant. Substitute awards shall not be counted against or otherwise reduce the number of shares available for awards under the 2021 Plan.
Equitable Adjustments
If the shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, spin off, combination of shares, or other similar change in the corporate structure of the Company affecting the shares) or if the number of shares is increased through the payment of a stock dividend, then the Compensation Committee (subject, in the case of incentive stock options, to any limitation required under the Internal Revenue Code (“Code”)) shall equitably adjust any or all of (i) the number and kind of shares in respect of which awards may be made under the 2021 Plan, (ii) the number and kind of shares subject to outstanding awards, (iii) the award, exercise or conversion price with respect to any of the foregoing, and (iv) the performance conditions with respect to outstanding awards. If considered appropriate, the Compensation Committee may make provision for a cash payment with respect to an outstanding award, provided that the number of shares subject to any award shall always be a whole number.
Payment of Awards
Following the Compensation Committee’s determination of awards to be made to participants, such awards will be made in cash or shares of the Company’s common stock or combination thereof, as specified in the applicable award agreement. The Compensation Committee may establish and approve a program that allows participants to elect to defer the receipt of any award.
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Change in Control
Subject to the terms of the applicable award agreement, in the event of a Change in Control (as defined in the 2021 Plan), the Compensation Committee (as constituted prior to such Change in Control) may, in its discretion:
•
Require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be equitably substituted for some or all of the shares subject to an outstanding award;

•
Provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the restriction period applicable to some or all outstanding awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the performance period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the performance criteria applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level; and/or

•
Require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Change in Control Price (as defined below), over the exercise price or grant price per share subject to such option or SAR, (2) in the case of a performance-based award denominated in shares, the aggregate number of shares then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied, multiplied by the Change in Control Price, and (3) in the case of a performance-based award denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

“Change in Control Price” shall mean the fair market value of a share of Company common stock upon a Change in Control, and to the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Compensation Committee.
Termination of Service
Each individual award agreement under the 2021 Plan will set forth the treatment of an award in the event that the participant’s service is terminated. Such terms will be as determined by the Compensation Committee in its sole discretion.
Repricing Prohibition
Except for certain equitable adjustments or in connection with a Change in Control, the Compensation Committee will not, without the prior approval of the Company’s shareholders, (i) cancel any outstanding option or SAR for the purpose of reissuing the option or SAR at a lower exercise price or grant price, (ii) exchange any outstanding option or SAR whose exercise price or grant price is equal to or greater than the current fair market value of a share for cash or another award, (iii) reduce the exercise price or grant price of an outstanding option or SAR, or (iv) take any other action that would be a “repricing” of the option or SAR.
Compensation Recoupment Policy
All awards granted or paid under the 2021 Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy established by the Company, as amended from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.
2021 Proxy Statement 49

Under the Company's Compensation Recovery Policy, the Board of Directors may, consistent with applicable law, cancel or require reimbursement of any incentive compensation (which includes bonuses, other short-term and long-term non-equity incentive compensation and equity-based incentive compensation) received by an executive officer, if and to the extent that (i) the amount of the bonus or other incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the individual engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus or other incentive compensation that would have been awarded to the individual had the financial results been properly reported would have been lower than the amount actually awarded. In such cases, the Company may recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Compensation Recovery Policy is posted on the Company's website under “Investor Relations - Corporate Governance.”
Non-Exclusivity
Nothing contained in the 2021 Plan prevents the Board of Directors from adopting other or additional compensation arrangements that provide for equity awards or other forms of compensation for the Company’s executive officers, directors, other employees or consultants, whether or not shareholders approve the 2021 Plan. Such other arrangements may be either applicable only for specific executives, directors, employees, or consultants or may be generally applicable.
Duration and Amendment
The 2021 Plan will remain in effect, subject to the Board of Directors’ or the Compensation Committee’s ability to amend or terminate the 2021 Plan at any time, until all shares authorized for issuance thereunder have been issued or transferred according to the provisions of the 2021 Plan. In no event may an award be granted under the 2021 Plan after March 16, 2031, the tenth anniversary of the date on which shareholders approved the 2021 Plan.
The Board of Directors may, from time to time, alter, amend, suspend, or terminate the 2021 Plan as it deems advisable, subject to any requirement for shareholder approval imposed by applicable law and any requirements of the NYSE (or any other applicable exchange on which the Company’s common equity is at the time listed).
Federal Income Tax Consequences
The following is a general description of the United States federal income tax consequences to participants and the Company relating to nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted units, restricted stock units, performance shares, performance units and other awards that may be granted under the 2021 Plan. The 2021 Plan is not qualified under the Code Section 401(a). This discussion only applies to U.S. citizens and/or residents and does not purport to cover all tax consequences relating to awards granted under the 2021 Plan. This description is intended for informational use by the Company’s shareholders in determining how to vote at the Annual Meeting and not as tax advice to persons who receive awards under the 2021 Plan.
Non-qualified stock options. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a non-qualified stock option. When the option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise prices paid and the fair market value, as of the date the option is exercised, of the shares received. The participant’s tax basis in shares acquired upon exercise will equal the exercise price paid plus the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the tax year in which the option is exercised equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a non-qualified stock option for more than one year after the exercise of the option, the gain or loss realized upon the sale of those shares generally will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of an option will begin on the date of exercise.
Incentive stock options. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of an incentive stock option. If the option is exercised during employment, or
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within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant generally will not recognize any income and the Company will not be entitled to a deduction. However, the excess of the fair market value of the shares on the date of exercise over the option price generally is included in computing the participant’s alternative minimum taxable income.
Generally, if the participant disposes of shares acquired by exercise of an incentive stock option within either two years after the date of grant or one year after the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If shares are disposed of after the two year and one year periods described above expire, the Company will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.
Stock appreciation rights. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the fair market value, as of the date the stock appreciation right is exercised, of our common stock. The participant’s tax basis in shares acquired upon exercise of a stock-settled stock appreciation right will equal the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the year in which the stock appreciation right is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a stock-settled stock appreciation right for more than one year after the exercise of the stock appreciation right, the gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of a stock-settled stock appreciation right will begin on the date of exercise.
Restricted stock. Restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of shares over the purchase price (if any) only at the time the restrictions lapse (unless the participant elects to accelerate recognition as of the date of grant through an election under Code Section 83(b)). The Company generally will have (at the time the participant recognizes income) a corresponding deduction.
Restricted stock units. Restricted stock units generally are subject to tax at the time of payment and the Company generally will have a corresponding deduction when the participant recognizes income.
Performance shares. Performance shares generally are subject to tax at the time of payment. The Company will generally have (at the time the participant recognizes income) a corresponding deduction.
Performance units. Performance units generally are subject to tax at the time of payment. The Company will generally have (at the time the participant recognizes income) a corresponding deduction.
Cash awards. Cash awards generally are subject to tax at the time of payment. The Company generally will have (at the time the participant recognizes income) a corresponding deduction.
Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that the 2021 Plan and any grants made under the 2021 Plan either be exempt from, or, in the alternative, comply with the provisions of Section 409A, including the exceptions for stock rights and short-term deferrals. The Company intends to administer the 2021 Plan and any grants made thereunder in a manner consistent with the requirements of Section 409A.
If any provision of the 2021 Plan or an award agreement needs to be revised to satisfy the requirements of Section 409A, then such provision will be modified or restricted to the extent necessary to be in compliance with the requirements of Section 409A, while attempting to maintain the same economic results as were intended under the 2021 Plan and award agreement. Any reference to Section 409A includes any proposed temporary or final regulations, or any other guidance, promulgated with respect to such Section by the Internal Revenue Service.
Code Section 162(m) of the of the Internal Revenue Code. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. As a result of the Tax Cuts and Jobs Act, which became effective January 1, 2018, Code Section 162(m) no longer provides an exception for public companies to exceed the $1 million limit on the deduction for executive compensation paid to certain executive officers when the compensation is qualified as “performance-based
2021 Proxy Statement 51

compensation.” It is possible that compensation attributable to awards under the 2021 Plan, when combined with all other types of compensation received by a covered employee from us, may cause the $1,000,000 deduction limitation to be exceeded in any particular year.
New Plan Benefits
No awards have been granted under the 2021 Plan. Grants of awards under the 2021 Plan are subject to the discretion of the Compensation Committee, as the 2021 Plan administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2021 Plan. Certain tables below under the general heading “How We Are Paid - Executive Compensation Discussion & Analysis,” including the Summary Compensation Table, Grants of Plan-Based awards Table and Outstanding Equity awards at Fiscal Year-End Table set forth information with respect to prior awards granted to our individual named executive officers under the 2017 Plan. For information about equity awards made to our non-employee directors under the 2017 Plan, see table under “How We Are Paid -- Director Compensation”.
Vote Required
The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of Proposal 2. If you sign and return your proxy card, the proxy holders will vote “for” Proposal 2 unless you mark your proxy card otherwise.
The Board of Directors Recommends that Shareholders Vote “FOR” Proposal 2 to Approve the Maximus, Inc. 2021 Omnibus Incentive Plan.
52 Maximus

The Audit Committee and the Board of Directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as our independent registered accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2021. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2020 and 2019.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.
Although our bylaws do not require shareholder ratification, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending September 30, 2021.
The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 3 unless you mark your proxy card otherwise.
The Board of Directors Recommends that the Shareholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Accounting Firm for the Fiscal Year Ending September 30, 2021.
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Audit Information
Fees of Independent Registered Accounting Firm
Set forth below is a description of the fees billed by Ernst & Young LLP, our independent registered accounting firm for the fiscal years ended September 30, 2019 and 2020.
Audit Fees
Fees billed for audit services totaled approximately $3,151,000 for the 2020 fiscal year and $3,480,000 for the 2019 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.
Audit-Related Fees
Fees billed for audit-related services primarily included services related to non-statutory financial reporting and totaled approximately $45,000 for the 2020 fiscal year and $80,000 for the 2019 fiscal year.
Tax Fees
Fees billed for tax services, including tax advice and tax planning, totaled approximately $227,000 for the 2020 fiscal year and $138,000 for the 2019 fiscal year.
All Other Fees
Fees billed for all other services rendered to us by Ernst & Young LLP, which included a subscription to an accounting research service, totaled approximately $4,000 for the 2020 fiscal year and $112,000 for the 2019 fiscal year.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.
Report of the Audit Committee
The Audit Committee is composed of four directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.
Management is responsible for:
•	establishing and maintaining our internal control over financial reporting;
•	assessing the effectiveness of our internal control over financial reporting as of the end of each year; and
•	the preparation, presentation and integrity of our consolidated financial statements.
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Our independent registered accounting firm is responsible for:
•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting;
•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and
•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.
The Audit Committee is responsible for:
•
the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

•	overseeing and reviewing our accounting and financial reporting processes.
In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2020 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP the firm’s independence from the Company.
In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to the effectiveness of our internal control over financial reporting.
Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2020 for filing with the SEC.
Audit Committee
Raymond B. Ruddy (Chair)
Jan D. Madsen
Peter B Pond
Michael J. Warren
Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
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How We Are Paid —
Executive Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, or NEOs, we are referring to the following individuals whose fiscal 2020 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.
Name	Position
Bruce L. Caswell	Chief Executive Officer, President and Director
Richard J. Nadeau	Chief Financial Officer and Treasurer
Ilene R. Baylinson	General Manager, U.S. Services
Thomas D. Romeo	General Manager, U.S. Federal Services
David R. Francis	General Counsel and Secretary
While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.
Executive Summary
•	Solid fiscal year 2020 performance despite significant COVID-19 global pandemic impact
•	Underscoring the importance of the services we provide, many of our U.S. contracts were designated as “essential” by government agencies in the midst of COVID-19
•	Board of Directors and management prioritized employee health & wellbeing and operational continuity during these unprecedented times
•	The Compensation Committee established a second half management bonus plan based on revised fiscal year 2020 guidance which remained consistent with our internal business plan
•	Introducing performance stock units in the 2021 compensation plan, in response to shareholder feedback
•	Renamed the U.S. Health & Human Services Segment to the U.S. Services Segment
Our Company
We are a leading operator of government health and human services programs worldwide. We are a responsible and reliable contracting partner to governments under our mission of Helping Government Serve the People®. Governments rely on our financial stability and proven expertise in helping people connect and use critical government programs. We use our experience, business process management expertise, innovation, and technology solutions to help government agencies run effective, efficient, and accountable programs.
Our primary portfolio of work is tied to business process services (“BPS”) in the health services and human services markets. Our growth over the last decade was driven by new work, such as that from the Affordable Care Act (“ACA”) in the U.S. and a growing footprint in clinical services including assessments, appeals, and independent medical reviews in multiple geographies. Our growth has been supplemented by strategic acquisitions.
The Company has a long-term growth strategy with three key tenets:
•	an aim to increase its growing clinical services;
2021 Proxy Statement 57

•	a digital transformation embedded in its service offerings; and
•	a desire to seek strategic acquisitions as a means to set the platform for organic revenue growth.
Our executive compensation program is structured to support this long-term growth strategy.
The COVID-19 Pandemic
COVID-19 impacted all of us and during this unprecedented time we found ourselves at the front line of addressing the pandemic response. We are proud to have responded swiftly and effectively to the pandemic by innovating to keep essential services open and accessible to the public, while prioritizing employee safety and wellbeing. Below are a few highlights:
•
We assisted the Centers for Disease Control and Prevention (“CDC”) by deploying additional agents to expand operations to 24/7 coverage. When call volumes peaked in April 2020, 500 agents were responding to more than 16,000 calls and 2,000 emails per day from healthcare providers and the public.

•
As one of the nation’s leading providers of contact tracing, we gathered new insights and quality measures to increase the probability of success. Since early May 2020, we hired, trained and deployed more than 1,100 agents.

•
In just four days, we launched an outbound call center for the Office of the Assistant Secretary for Health (“OASH”). More than 260 onsite and home-based agents provided COVID-19 testing results notification to individuals, and we provided HHS staff with real-time reports of results by area and age.

•	Since March 2020, we hired, trained, and deployed nearly 2,500 work from home agents to support unemployment programs in the U.S., with the majority of these programs launched in less than a week.
•
We worked tirelessly to ensure that we protected our employees while still serving the government and the vulnerable populations who rely on the health and human services programs we operate. The resilience of our business model has been impressive, and of our employees even more so.

Fiscal Year 2020 Business Highlights
•
Revenue increased to $3.46 billion in fiscal year 2020 compared to $2.89 billion reported for fiscal year 2019, driven by the Census contract in the U.S. Federal Services Segment and new COVID-19 response work to assist governments in supporting individuals and families during the global pandemic

•	Organic revenue growth of 15.7% in fiscal year 2020, or 4.6% excluding the Census contract
•
Operating margin of 8.3% and diluted earnings per share of $3.39 for fiscal year 2020 were lower compared to the prior year. Reduced volumes on core programs in the U.S. where pandemic-related program changes were instituted at the direction of our state and federal clients, a greater mix of cost-plus work in fiscal year 2020, and unfavorable pandemic-related impacts in operations outside the U.S.

•	Continued our quarterly cash dividend of $0.28 for each share of our common stock throughout fiscal 2020
Impact of COVID-19 on Compensation Actions
In accordance with regular practice, in December 2019 the Compensation Committee established the fiscal year 2020 metrics for funding the Company’s management bonus plan (“MBP”), which is the annual cash incentive plan applicable to approximately 900 employees, including our executive officers. The metrics were consistent with fiscal year 2019 and consisted of distributable income (70% weighting), revenue (15% weighting) and new business awards (15% weighting). The goals for each metric were established at threshold, target, and superior levels based on the Company’s projected fiscal year 2020 outlook.
In the wake of the COVID-19 pandemic, the Compensation Committee reviewed the goals to determine whether the MBP appropriately aligned compensation opportunities with the revised fiscal year 2020 guidance we communicated to investors and publicly disclosed in May 2020. As a result of the review, in June 2020, the Compensation Committee determined to revise the threshold, target, and superior goals for the distributable income metric using information including results from the first half of the year and projections for second half distributable income, in line with guidance issued publicly with our second quarter earnings. Goals for the other two metrics, revenue and new business awards, were not adjusted.
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The revised goals for this metric reflected the fact that the Company had to deploy significant resources to maintain its operations and support key customers throughout the pandemic and incentivize employees to continue their efforts to help the Company in the areas of employee and client safety, alternative work arrangements, and temporary new business awards related to assisting government clients with pandemic-related needs, including unemployment services, call centers, and contact tracing. However, to ensure that the goal adjustment would not have an excessive impact on MBP funding, the Compensation Committee also capped the maximum MBP pool amount at the amount that would have been funded had the Company achieved the target level of performance under the pre-pandemic goal levels.
The Compensation Committee believes the goal revision was necessary to incentivize and align employees and executives with the drivers of shareholder value for fiscal year 2020 given the business disruption from the pandemic. The Compensation Committee approved the revised targets in June 2020 and believes these were consistent with our internal business plan.
Key Fiscal Year 2020 Compensation Actions
In determining the compensation of our executive officers, the Compensation Committee evaluates:
•	Our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures;
•
The duties, responsibilities, and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the business operations for which the executive is personally responsible and accountable;

•	Total overall compensation levels, as well as the mix of salary, cash bonus incentives, and equity incentives;
•	Comparative industry market data to assess compensation competitiveness; and
•	Internal pay equity considerations.
The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during fiscal year 2020 are set forth below.
Compensation Component		Link to Business and Talent Strategies		Fiscal Year 2020 Compensation Actions
Base Salary (Page 63)	•	Competitive base salaries help attract and retain executive talent.	•	Mr. Caswell’s salary increased 3.4%.
			•	Salary increases of 3.0% - 5.0% for other NEOs.
Management Bonus Plan (“MBP”) Compensation (Page 65)	•	Focus executives on achieving annual financial and non-financial results that are key indicators of annual financial and operational performance.	•	Distributable Income and Revenue exceeded target performance. The Company did not achieve the threshold level of performance for New Business Awards.
	•	MBP pool is funded based on three metrics – Distributable Income (70% weighting), Revenue (15% weighting) and New Business Awards (15% weighting).	•	The MBP payouts for NEOs, based on the compensation formulas and prior to discretion, were calculated at 133% of target.
	•	Individual payouts are determined based on the Compensation Committee’s assessment of the Company’s financial performance and individual contribution.	•
However, given the ongoing COVID-19 impact, the Compensation Committee exercised negative discretion with respect to the NEOs – accordingly, our CEO was paid 88% of target bonus and the other NEOs were paid 90% of target bonus.

			•	MBP funding released due to discretionary reductions re-allocated to other plan participants
Long-Term Incentive Plan Compensation (Page 66)	•	Fiscal year 2020 annual equity-based awards consist of restricted stock units (“RSUs”).	•	RSUs vest over five years, in equal annual installments.
	•	RSUs provide focus on stock price growth and serve our talent retention objectives.
2021 Proxy Statement 59

Shareholder Engagement and Fiscal Year 2020 Say-On-Pay Vote
Maximus interacts with its shareholders to obtain shareholder views on various topics from our Company’s strategy to capital allocation and executive compensation. Members of management and, as appropriate, members of our Board of Directors, participated in these shareholder engagement meetings over the past year. During these interactions, our shareholders expressed their viewpoints on a variety of topics generally focused on financial performance.
With respect to executive compensation, our shareholders expressed concern with our lack of performance-based long-term incentives and absence of “double trigger” vesting in the event of a change in control. As a result of this feedback, beginning in fiscal year 2021:
•	We will introduce performance stock units (“PSUs”), which will be weighted at 50% of the annual long-term equity grant value; and
•	All equity award grants will have “double trigger” change in control provisions.
At the 2020 Annual Meeting of Shareholders, approximately 91% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee will continue to regularly review, assess and, when appropriate, adjust our executive compensation program in response to stockholder feedback.
Fiscal Year 2021 Compensation Program Changes
Our compensation programs focus our leadership team on key areas that drive the business forward and align with the long-term interests of our shareholders. The Compensation Committee regularly reviews and discusses plan performance at each meeting. The Compensation Committee considers many factors when electing to make changes for future incentive plans including market trends, input from its independent compensation consultant and shareholder feedback. For fiscal year 2021, the Compensation Committee is making significant changes both to the short-term and long-term incentive programs to continue driving performance and better align our pay mix with the feedback received from our shareholders.
Fiscal Year 2021 Base Salary Changes
The Committee, due to the uncertainty around the COVID-19 pandemic, elected to keep executive officer salaries the same as 2020.
Name and Position	2021 Annual Salary	2020 Annual Salary	Percentage Change
Bruce L. Caswell Chief Executive Officer and President	$750,000	$750,000	0.0%
Richard J. Nadeau Chief Financial Officer	$525,000	$525,000	0.0%
Ilene R. Baylinson GM U.S. Services	$515,000	$515,000	0.0%
Thomas D. Romeo GM U.S. Federal Services	$465,000	$465,000	0.0%
David R. Francis General Counsel	$427,450	$427,450	0.0%
Fiscal Year 2021 Annual Cash Incentive Plan (“AIP”) Changes
The 2021 AIP will consist of both financial measures and strategic objectives:
•	Financial measures, consisting of net operating income and new business awards, will be the predominant factors and weighted 85%; and
•	New strategic objectives, including relating to diversity and inclusion, will be weighted 15%.
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The Compensation Committee views strategic objectives as important leading indicators of ongoing creation of long-term value and future success. Performance against the strategic objectives will be based on a rigorous assessment process using pre-established goals. Payout for the strategic objectives factor will only occur if threshold performance on at least one of the two financial measures is met.
Fiscal Year 2021 LTIP Changes
As noted above, based on feedback from shareholders, we will grant PSUs in fiscal year 2021. The mix of RSUs and PSUs will be 50% and 50%, respectively. PSUs will have two equally weighted performance metrics:
•	3-year adjusted earnings per share growth, and
•	3-year total shareholder return (“TSR”) relative to the companies comprising the S&P 400 Index.
Fiscal Year 2021 Compensation Snapshot
Based on the foregoing, the Company’s fiscal year 2021 executive compensation program can be summarized as follows:
Fiscal Year 2021 Total Direct Compensation Element
	Base Salary	Annual Cash Incentive	PSU	RSU
Who Receives	All NEOs
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable)
Performance Period	1 year	1 year	3 years	3 years (ratable annual vesting)
How Payout Determined	Compensation Committee determination	Pre-established formula	Pre-established formula	Stock price at each vesting date
Fiscal Year 2021 Performance Measures	Individual. There will be no base salary increase for fiscal year 2021	Net Operating Income; New Contract Awards; Strategic Objectives	Earnings per Share Growth; Relative TSR	Stock price
How We Determine Executive Compensation
Our Executive Compensation Philosophy and Objectives
Maximus is committed to providing an executive compensation program that enables our organization to attract, develop, reward, motivate and retain top executive-level talent. Our executive team is responsible for driving our organization’s mission of Helping Government Serve the People®.
The guiding principles of our executive compensation program are:
•
Performance-oriented and tied to individual and Company-wide achievement to motivate executives to attain the Company’s short and long-term financial and strategic objectives. Variable pay constitutes a majority of total compensation.

•	Alignment with external talent markets we compete in, to support the attraction, motivation and retention of top talent while remaining competitive with Maximus peer companies.
•	Fair and equitable compensation allocated based on the expected contributions of an individual along with their skills, abilities, competencies and performance.
2021 Proxy Statement 61

Our compensation program is designed to create commonality of interest between management and shareholders by tying a meaningful portion of realized compensation directly to changes in shareholder value. We consider the financial efficiency of the overall executive compensation program from taxation, accounting and cash flow perspectives. We also consider corporate governance best practices and input from our shareholders whether through Say-on-Pay proxy voting or outreach initiatives.
Executive Compensation Practices
The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:
✔	Provide short-term and long-term incentive plans with performance targets aligned to business goals	✘	Do not allow directors or executives to engage in hedging or pledging of Maximus securities
✔	Maintain a Compensation Committee composed entirely of independent directors who are advised by an independent compensation consultant	✘	Do not encourage or reward executives for excessive, imprudent, inappropriate, or unnecessary risk-taking
✔	Require stock ownership for all senior leaders	✘	Do not allow the repricing or backdating of equity awards
✔	Beginning with fiscal year 2021 grants, require equity awards to have double trigger change in control provisions	✘	Do not have excise tax gross-ups
✔	Complete an annual incentive compensation risk review	✘	Do not allow dividends or dividend equivalents on unearned performance-based awards
✔	Require cash and equity incentive awards for all executive officers to be subject to clawback and cancellation provisions	✘	Do not allow repricing of underwater stock options without stockholder approval
✔	Strong shareholder and stakeholder engagement
Oversight Responsibilities for Executive Compensation
The table below summarizes the key oversight responsibilities for executive compensation.
Compensation Committee	•	Establishes executive compensation philosophy
	•	Approves incentive compensation programs and target performance expectations for the short-term and long-term incentive awards
	•	Approves all compensation actions for the NEOs
Independent Board Members	•	Assess performance of the CEO
Independent Committee Consultant	•
Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, non-employee director compensation and executive compensation trends

	•	Participates in Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings
•
Pay Governance (former consultant) and FW Cook (current consultant) report solely to the Compensation Committee; neither has performed any other services for the Company nor has economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management	•
Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from FW Cook, as appropriate

	•	Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized
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Peer Group Selection and Market Data
The Compensation Committee uses comparative industry data to assist it in evaluating our executive compensation program. With the assistance of the independent compensation consultant, the Compensation Committee reviews elements of our executive compensation program against a group of peer companies that are similar in business operations, size, scope and complexity through the use of public filings and survey data. Maximus may vary from the median in terms of pay mix and total compensation as we view market data as a reference rather than determinative.
For purposes of fiscal year 2020 compensation, the Compensation Committee reviewed compensation practices for the following comparable companies based on analysis provided by its former compensation consultant, Pay Governance:
Booz Allen Hamilton Holding Corp.	Leidos Holdings
CACI International	ManTech International
Conduent	Science Applications International Corp.
Gartner	Tetra Tech Inc.
ICF International	Unisys Corp.
KBR Inc.
One company was removed from last year's peer group, and two companies were added to the group in fiscal year 2020:
•	Harris Corp. was removed following its merger with L3 Technologies, and
•	KBR Inc. and Tetra Tech Inc. were added to the peer group.
As there is limited data on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry, when it considers the market competitiveness of NEO compensation levels and/or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.
Independence Assessment of Compensation Consultant
The Compensation Committee retained Pay Governance for the first part of fiscal year 2020 and then transitioned to Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consulting firm, to advise it on executive compensation programs. The Compensation Committee reviewed the independence of Pay Governance and of FW Cook in light of SEC rules and NYSE listing standards and has concluded that both consultant’s work for the Compensation Committee was independent and did not raise any conflict of interest.
Fiscal Year 2020 Named Executive Officer Compensation
Base Salary
Our base salary philosophy is to provide reasonable fixed income to our executive officers in amounts that attract and retain individuals with a broad, proven track record of performance. In general, we offer base salaries at or around the median of market practice among the peer group of comparable companies. Individual salaries can be above or below the median based on individual skills, experience, performance, tenure and scope of responsibility of the incumbent, as well as the difficulty of replacing an incumbent and importance of the position to our Company. Salaries may exceed market medians for those whose skills are superior to typical executives with similar responsibilities, for those who hold positions that are broader in scope than their peers or who are uniquely important to the Company.
Adjustments to base salary are made within an annual budget based on (i) competitive practices among our Company’s peer group, as well as broader industry practices, (ii) our Company’s financial performance in the prior year and expectations for the coming year, and (iii) qualitative assessments of the nature of the position, as well as the contribution, performance, and experience of the executive officer.
2021 Proxy Statement 63

	Fiscal Year 2019 Base Salary	Increase (%)	Fiscal Year 2020 Base Salary
Bruce L. Caswell	$725,000	3.4%	$750,000
Richard J. Nadeau	$500,000	5.0%	$525,000
Ilene R. Baylinson	$500,000	3.0%	$515,000
Thomas D. Romeo	$450,000	3.3%	$465,000
David R. Francis	$415,000	3.0%	$427,450
Annual Cash Incentive Plan
The Compensation Committee typically sets targets for the MBP within the range of the market median. As a result, annual cash compensation (base salary plus annual cash incentive) generally approximates the market median if the Company meets our budgeted objectives, above the median for exceptional performance and below the median for failure to meet objectives.
Our short-term incentive plan is governed by the following considerations:
•	Tying metrics and key indicators to our Company’s success and short-term strategic objectives;
•	Establishing performance goals that are reasonably achievable and viewed as fair, while at the same time, encouraging stretch performance;
•	Identifying metrics that are simple to understand and can be influenced by the executives participating in the plan;
•	Increasing the executive’s target annual cash compensation with successively higher levels of responsibility; and
•	Basing annual incentive payouts earned on overall Company, as well as individual, performance.
The Compensation Committee determined the fiscal year 2020 annual cash incentive awards for the NEOs using the following framework:

The target annual cash incentive opportunity as a percent of annual base salary for each of our NEOs in fiscal year 2020 was as follows:
Fiscal Year 2020 Target Annual Incentive as Percent of Base Salary (%)
Bruce L. Caswell	150%
Richard J. Nadeau	75%
Ilene R. Baylinson	60%
Thomas D. Romeo	60%
David R. Francis	60%
Our annual performance metrics are established with due consideration for the cyclical nature of our business and evolving government programs. This helps avoid inadvertently discouraging management from pursuing opportunities that involve start-up investments or losses that could deliver long-term financial benefits to our Company but might adversely affect near-term financial results and potential rewards.
Due to the impact of the COVID-19 pandemic on our business, by mid-year the goals assigned to the distributable income portion of the MBP were deemed very unlikely to achieve. In response, in June 2020 the Compensation Committee made a
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change to the threshold, target, and superior performance goals on the distributable income portion of the MBP in order to restore the MBP’s intended retentive and motivational effects. The Compensation Committee believed that the revised goals represented rigorous but reasonable goals for the business based on the actual results of the business for the first half of the year, as well as projections for the second half that were in line with the Company’s fiscal year 2020 guidance offered alongside second quarter earnings. Goals for the other two metrics were unchanged.
For fiscal 2020, the goals for the original and revised metrics used to fund the bonus were as follows:
	Weight	2019 Actual	2020 Original Target	2020 Revised Target	2020 Actual
Distributable Income	70%	$339M	$375M	$293M	$315M
Revenue	15%	$2.89B	$3.25B	Not changed	$3.46B
New Business Awards	15%	$1.18B	$1.9B	Not changed	$1.0B
Payout opportunities for achieving threshold, target, and superior levels of achievement are 50%, 100%, and 150% respectively for each of the metrics in the MBP, subject to interpolation between points, and extrapolation for performance delivered in excess of the superior goal. The threshold, target and superior performance goals, actual achievement, and resulting component payout achievement for each metric, are set forth below:
	Threshold	Target	Superior	Actual	Achievement %	Component Payout %
Distributable Income ($ millions)	$270M	$293M	$316M	$314M	107%	146%
Revenues ($ billions)	$3.15B	$3.25B	$3.35B	$3.46B	106%	205%
New Business Awards ($ billions)	$1.3B	$1.9B	$2.5B	$0.9B	47%	0%
Weighted Average Payout for Financial Goals: 133%
Individual Performance
Individual goals were contemplated in fiscal 2020, but the Compensation Committee elected not to differentiate bonus payouts on individual goals as the need to pivot the business to adapt to COVID-19 meant the NEOs had to unify as a team to keep the business moving forward and focus on both our strategic goals and on the health and wellbeing of our employees and customers. The NEO’s collective leadership throughout the COVID-19 pandemic resulted in steering the Company’s success in delivering record revenues and gross profit, winning key rebids and contract option renewals and developing new platforms for future growth, a large pivot to a remote work model, a redesign of all of our working environments to maximize the health and safety of our employees, and adapting to an ever-changing environment brought on by the pandemic.
Determination of Fiscal Year 2020 Annual Cash Incentive Awards
Notwithstanding the weighted financial goal achievement of 133% and the extraordinary individual and collective performance of the executive team, in view of the ongoing effects of the COVID-19 pandemic and to increase the alignment with shareholder outcomes, the Compensation Committee determined to exercise negative discretion and pay the following:
	Target Annual Cash Incentive Opportunity	Annual Cash Incentive Paid	% of Target
Bruce L. Caswell	$1,125,000	$992,500	88%
Richard J. Nadeau	$393,750	$354,375	90%
Ilene R. Baylinson	$309,000	$278,100	90%
Thomas D. Romeo	$279,000	$251,100	90%
David R. Francis	$256,470	$230,823	90%
2021 Proxy Statement 65

Long-Term Incentive Program
Long-term incentive (“LTI”) opportunities are generally established so that, when combined with salary and target annual bonus, total direct compensation (“TDC”) falls at the approximate median of market levels. Realized LTI and TDC varies from the median based on actual financial and stock price performance.
Our LTI is generally granted in consideration of Company and individual performance during the prior fiscal year, as well as retention objectives. We manage our plans carefully to avoid excessive levels of shareholder value transfer in relation to peer companies. Additionally, we believe that the aggregate LTI cost must be reasonable in comparison to our peer companies, and the cost implications of such plans must be supported by our Company’s annual and longer-term operating plans.
Maximus monitors the relationship of realized pay of the CEO over the past three years relative to our Company’s total shareholder return to ensure our programs provide the desired alignment.
During fiscal year 2020, the NEOs received LTI awards in the form of RSUs as described below. The awards reflect the Compensation Committee’s subjective assessment of Company and individual performance during the prior fiscal year as well as the scope of each individual’s responsibilities, retention considerations and the market for executives with similar skills and experience. Overall, the Company achieved a record level of earnings per share in fiscal year 2019. Individual performance considerations are noted below.
	Value ($)	Individual Performance Considerations
Bruce L. Caswell	$4,400,000	The Compensation Committee acknowledged Mr. Caswell’s significant contributions to:
		•	the record earnings results and cash flow from operations of the Company for fiscal year 2019
		•	successful rebids and option renewals of key contracts development of new platforms for future growth
		•	continued development of important digital initiatives.
Richard J. Nadeau	$2,000,000	The Compensation Committee acknowledged Mr. Nadeau's significant contributions to:
		•	supporting the delivery of record EPS for fiscal year 2019
		•	managing the risk profile of the Company
		•	managing strategic merger and acquisition opportunities
		•	improving accounting systems and processes.
Ilene R. Baylinson	$1,200,000	The Compensation Committee acknowledged Ms. Baylinson’ significant contributions to:
		•	supporting the delivery of record EPS for fiscal year 2019 by achieving 105% of U.S. Services’ Distributable Income goal.
		•	completed the successful integration of U.S. Human Services and the Health Services businesses helping to reduce redundancy.
		•	achieved 107% of new business award signings in fiscal year 2019.
Thomas D. Romeo	$1,200,000	The Compensation Committee acknowledged Mr. Romeo’s significant contributions to:
		•	supporting the delivery of record EPS for fiscal year 2019 by significantly increasing the U.S. Federal Services business units’ operating income.
		•	completed the successful integration of the citizen engagement center operations acquisition
		•	developed a pipeline of high-potential employees through his organization.
David R. Francis	$850,000	The Compensation Committee acknowledged Mr. Francis' significant contributions to:
		•	supporting the delivery of record EPS by managing legal matters and external legal costs for fiscal year 2019
		•	successfully resolving legal matters and maintaining high standards of corporate governance
		•	supporting merger and acquisition efforts
		•	developing high-potential employees
Other Compensation and Governance Matters
Retirement and Deferred Compensation Plans
We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. Those plans include our 401(k) plan and our deferred compensation plan. We maintain the 401(k) plan for our employees, including our executives, because we wish to encourage employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) plan permits employees to make such savings in a manner that is tax
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efficient. Maximus also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who desire to save more than permitted under the 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan below.
Executive Stock Ownership
Maximus has adopted executive stock ownership guidelines to encourage the retention of our common shares and share equivalents delivered to executives through the overall compensation program. Retention of equity is critical to our Company’s ability to create commonality of interest between management and shareholders by tying the value of compensation already paid to future changes in shareholder value. Accumulation of equity therefore encourages a partnership-like environment where executives behave like owners rather than employees. The CEO is required to hold six times his base salary, while all other NEOs are required to hold one and a half times their base salary. As of September 30, 2020, all NEOs had met their shareholding requirements.
Anti-Hedging and Anti-Pledging Policies
The Company’s Insider Trading Policy prohibits directors, officers and employees from selling short or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Maximus securities, including the trading of those securities on margin. It also prohibits those parties from pledging Maximus securities (including incurring margin debt against those shares).
Compensation Recovery (“Clawback”) Policy
Under the Company's Compensation Recovery Policy, the Board of Directors may, consistent with applicable law, cancel or require reimbursement of any incentive compensation (which includes bonuses, other short-term and long-term non-equity incentive compensation and equity-based incentive compensation) received by an executive officer, if and to the extent that (i) the amount of the bonus or other incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the individual engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus or other incentive compensation that would have been awarded to the individual had the financial results been properly reported would have been lower than the amount actually awarded. In such cases, the Company may recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Compensation Recovery Policy is posted on the Company's website under “Investor Relations — Corporate Governance.”
The Company will update its Compensation Recovery Policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) once the SEC’s rules are finalized. Those rules would require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statement.
Severance Payments
The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive’s termination in exchange for a release of all claims against the Company.
The Company also maintains an income continuity program for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company that it will have the continued services and support of the executives notwithstanding the possibility, threat or occurrence of a change in control. The income continuity program uses a “double trigger” such that cash-based payments to a participant under the plan are based on both a change in control of the Company as well as a qualifying termination of the participant’s employment. See Potential Payments upon Change in Control Involving Employment Termination below.
2021 Proxy Statement 67

Risk Assessment of Compensation Programs
The Compensation Committee has reviewed with Pay Governance the compensation and benefit programs for the Company’s executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Compensation Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company’s risk profile or approach to risk management.
Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.
Tax Considerations
Section 162(m) of the Code limits the deductibility of compensation paid to certain “covered employees” in excess of $1 million per year. Prior to the enactment of the Tax Cuts and Jobs Act passed by Congress in December 2017, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” The Tax Cuts and Jobs Act significantly changed Section 162(m) by, among other things, repealing the performance-based compensation exemption, and reducing the federal corporate income tax rate. As a result, compensation paid to certain current and former executive officers in excess of $1 million a year generally would not be deductible unless such compensation qualifies for certain transition relief.
The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Compensation Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Committee will continue to monitor the effect of tax reform on our executive compensation program.
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Annual Compensation of Executive Officers
Summary Compensation Table
In the tables and discussion below, we summarize the compensation earned during fiscal years 2018, 2019, and 2020 by our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers, collectively referred to as the “named executive officers.”
Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce L. Caswell Chief Executive Officer and President	2020	743,269	0	4,400,037	992,500	8,525	6,144,331
	2019	718,750	0	4,000,000	250,000	7,000	4,975,750
	2018	667.500	0	2,500,000	0	6.875	3,174,375
Richard J. Nadeau Chief Financial Officer	2020	518,269	0	2,000,031	354,375	7,125	2,879,800
	2019	493,750	0	2,000,000	318,750	7,000	2,819,500
	2018	468,750	0	1,400,000	0	6,875	1,875,625
Ilene R. Baylinson(4) GM U.S. Services	2020	510,962	0	1,200,003	278,100	7,125	1,996,190
Thomas D. Romeo(4) GM U.S. Federal Services	2020	455,811	0	1,200,003	251,100	8,525	1,915,439
David R. Francis General Counsel	2020	424,098	0	850,034	230,823	7,125	1,512,080
	2019	411,250	0	850,000	186,750	7,000	1,455,000
	2018	396,250	0	750,000	0	6,875	1,153,125
(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards granted during the applicable year. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(2)	The amounts in this column reflect annual cash incentive awards earned by our named executive officers.
(3)	The amounts in this column reflect the Company match for 401(k) and Deferred Compensation Plan contributions.
(4)	Ms. Baylinson and Mr. Romeo were first designated as executive officers in fiscal year 2020.
Supplemental Discussion of Compensation
As described below, we have entered into an employment agreement with Mr. Caswell. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.
Employment Agreement with Mr. Caswell
The Company and Mr. Caswell entered into a new employment agreement effective April 1, 2018, the date on which Mr. Caswell became Chief Executive Officer. The initial term of Mr. Caswell’s employment agreement is three years and will automatically renew for successive one-year terms unless either party gives no less than three months’ prior notice of non-renewal. For fiscal year 2020, Mr. Caswell's annual base salary was $750,000 and he was eligible to receive a cash bonus under our MBP, with a targeted bonus of 150% of his base salary. For fiscal year 2020, his targeted equity award level was 425% of his base salary, and awards will continue to vest over their scheduled terms unless he is terminated for cause or resigns without good reason. If Mr. Caswell’s employment is terminated without cause, if Mr. Caswell terminates his employment for good reason, or if the Company elects not to renew the agreement, Mr. Caswell is entitled to receive a lump-sum severance payment equal to the greater of his base salary for the remainder of the initial term (or renewal term), or two times the sum of (a) his base salary, plus (b) the lesser of his target bonus or the actual bonus paid to him in the year prior
2021 Proxy Statement 69

to the termination. In addition, Mr. Caswell will receive continued vesting of his equity awards in accordance with their terms and continuation of health and welfare benefits coverage for the greater of 12 months or the remainder of the term. If his employment terminates in connection with a change in control of the Company, Mr. Caswell will be entitled to benefits under the Company’s Income Continuity Program in lieu of the severance under his employment agreement. Mr. Caswell is subject to confidentiality provisions and non-competition restrictions under the new agreement that will last until one year after the termination of his employment.
CEO Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, the ratio of the annual total compensation of Mr. Caswell to the median of the annual total compensation of all of our employees (other than Mr. Caswell) was computed to be 174 to 1 for fiscal year 2020, based on the methodology described below.
As of August 1, 2020 (which is a change from the prior year, to allow additional time for data collection outside the United States, due to the additional constraints on business resources caused by COVID-19), our total employee population consisted of approximately 32,0004 individuals, including our Chief Executive Officer. We compared the annual base salary of all employees (other than Mr. Caswell), as reflected in our human resources systems of record. As part of that process, we annualized compensation of employees who were employed for less than the full fiscal year and for part-time employees based on their scheduled hours, but we did not annualize the compensation of employees in temporary or seasonal positions. That was consistently applied to all individuals in the measured employee population to identify our median employee and yielded a base salary for the median employee of $34,404. After applying the computation in a manner consistent with Item 402(u) of Regulation S-K, the median employees' annual compensation was $35,345.
The ratio of the annual total compensation of Mr. Caswell to the compensation of the median employee was then computed, yielding the final result. We believe this is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, estimates and assumptions and, as result, the pay ratio reported by other companies may not be comparable to our pay ratio.
Grants of Plan-Based Awards Table
The following table contains information concerning potential payouts under the MBP as well as actual grants of RSU awards to each of the NEOs during the fiscal year ended September 30, 2020.
Grants of Plan-Based Awards in Fiscal Year 2020
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($)(5)
Name		Threshold ($)(2)	Target ($)(3)	Superior ($)(4)
Bruce L. Caswell	11/18/19	562,500	1,125,000	1,687,500	56,665	4,400,037
Richard J. Nadeau	11/18/19	196,875	393,750	590,625	25,757	2,000,031
Ilene R. Baylinson	11/18/19	154,500	309,000	463,500	15,454	1,200,003
Thomas D. Romeo	11/18/19	139,500	279,000	418,500	15,454	1,200,003
David R. Francis	11/18/19	128,235	256,470	384,705	10,947	850,034
(1)
These amounts reflect the potential range of payouts for threshold to superior performance levels (there is no maximum amount that may be paid) under the 2020 MBP. Actual amounts paid for fiscal year 2020 performance are set forth in the Summary Compensation Table.

(2)	Threshold has been established at 50% of the executive’s target bonus.
(3)	Each executive’s target bonus is set as a percent of base pay as follows: Mr. Caswell 150%, Mr. Nadeau 75%, Ms. Baylinson 60%, Mr. Romeo 60% and Mr. Francis 60%.
(4)	Superior has been established at 150% of the executive’s target bonus; however, that amount does not constitute an upper limit and may be exceeded depending on Company and individual performance.
(5)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made during the applicable fiscal year under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

[4]
This number accounts for an earlier employee count than the September 30, 2020 employee count of approximately 34,000 which we note elsewhere in this document and the 10K. This exercise was completed earlier this year to allow additional time for data collection outside of the United States, due to the additional constraints on the business resources caused by COVID-19.

70 Maximus

Supplemental Discussion of Awards
Dividends are accrued on unvested RSUs in the form of additional RSUs. Those additional RSUs vest over the same period as the underlying awards on which they are paid. Once RSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company’s common stock. RSU awards vest in equal installments over five years.
Outstanding Equity Awards at Fiscal Year-End Table
In the table below, we list information on the holdings of unvested stock awards as of September 30, 2020 for each of the NEOs.
Outstanding Equity Awards at Fiscal Year-End 2020
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bruce L. Caswell	8,454(2)	$578,338
	15,941(3)	$1,090,517
	36,764(4)	$2,515,025
	45,875(5)	$3,138,309
Richard J. Nadeau	4,650(2)	$318,106
	8,927(3)	$610,696
	18,382(4)	$1,257,513
	20,852(5)	$1,426,485
Ilene R. Baylinson	3,458(2)	$236,561
	6,492(3)	$444,118
	13,327(4)	$911,700
	12,511(5)	$855,878
Thomas D. Romeo	2,497(2)	$170,820
	3,732(3)	$255,306
	6,663(4)	$455,816
	12,511(5)	$855,878
David R. Francis	2,882(2)	$197,158
	4,781(3)	$327,068
	7,812(4)	$534,419
	8,862(5)	$606,249
(1)	The market value of the RSUs is based on the $68.41 closing price of a share of our common stock as of September 30, 2020, the last trading day of our fiscal year as reported on the NYSE.
(2)	RSUs will vest on September 30, 2021, the fifth year after the year of grant.
(3)	One-half of these RSUs will vest on each of September 30, 2021 and September 30, 2022, the fourth and fifth years, respectively, after the year of grant.
(4)	One-third of these RSUs will vest on each of September 30, 2021, September 30, 2022 and September 30, 2023, the third, fourth and fifth years, respectively, after the year of grant.
(5)
One-fourth of these RSUs will vest on each of September 30, 2021, September 30, 2022, September 30, 2023 and September 30, 2024, the second, third, fourth and fifth years, respectively, after the year of grant.

Stock Vested Table
In the table below, we list information on the vesting of stock awards during the year ended September 30, 2020 for each of the named executive officers.
Stock Vested in Fiscal Year 2020
	Stock (RSU) Awards Vested
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Bruce L. Caswell	48,241	$3,300,147
Richard J. Nadeau(2)	25,574	$1,749,490
Ilene R. Baylinson	18,322	$1,253,415
Thomas D. Romeo	12,951	$885,961
David R. Francis	12,926	$884,269
(1)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.
(2)
Pursuant to the 2017 Equity Incentive Plan, Mr. Nadeau elected to defer settlement of 15,896 RSUs that vested on September 30, 2020. Those shares will be distributed in ratable annual installments beginning October 1, 2022. The shares underlying such RSUs and the value realized on vesting are reflected in this table.

2021 Proxy Statement 71

Nonqualified Deferred Compensation Table
In the table below, we show the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during the year ended September 30, 2020.
Nonqualified Deferred Compensation Fiscal Year 2020
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Bruce L. Caswell	136,827	1,400	720,699	—	4,457,836
Richard J. Nadeau	1,087,446(2)	—		—	3,855,671(3)
Ilene R. Baylinson
Thomas D. Romeo	67,815	1,400	48,060		492,753
David R. Francis	—	—	—	—	—
(1)	For Mr. Caswell and Mr. Romeo, the deferrals were made under the Deferred Compensation Plan. For Mr. Nadeau, the deferral was made under the 2017 Equity Incentive Plan.
(2)
Amount reflects the value of RSUs granted under the 2017 Equity Incentive Plan (and described in footnote 2 to the Stock Vested in Fiscal Year 2020 Table above), that vested in 2020 which Mr. Nadeau elected to defer. The value was determined based on the number of RSUs vested and deferred multiplied by the market value of the underlying shares on the vesting date.

(3)
Amount reflects the aggregate value of the vested and deferred RSUs based on the $68.41 closing price of a share of our common stock on the last business day of our fiscal year ended September 30, 2020.

Supplemental Discussion of Deferred Compensation Plan
The Maximus Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments, and any refunds of excess 401(k) Plan contributions. Participants may also defer receipt of all or a portion of their RSU awards under the 2017 Equity Incentive Plan. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant’s deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the Company’s stock. The plan includes a discretionary 50% match by the Company on the first 1% of employee salary deferrals. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company partially funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Code.
Retirement Program for Key Executives
In fiscal year 2019 the Compensation Committee adopted a program pertaining to the treatment of equity awards upon the retirement of certain key executives. The participants in the program are the NEOs and the Company's Segment General Managers. An individual must be at least 55 years of age with 10 or more years of service with the Company or at least 60 years of age with five or more years of service to qualify. Provided an individual gives sufficient notice and enters into an enhanced non-competition agreement that extends for two years beyond the last vesting date of any equity awards, the individual's equity awards will continue to vest over their stated terms.
72 Maximus

The following table shows the total pre-tax value of RSUs that would be subject to continued vesting had the person elected to retire under the terms of this program effective September 30, 2020. The value shown would be the amount realized over the remaining vesting period of the RSUs based on the value of the Company's common stock as of September 30, 2020.
Continued Vesting of RSUs over Their Stated Terms ($)
Bruce L. Caswell	$7,322,179
Richard J. Nadeau(1)	$3,612,809
Ilene R. Baylinson	$2,448,202
Thomas D. Romeo	$1,737,902
David R. Francis	$1,664,883
(1)	As previously announced, Mr. Nadeau elected to retire effective November 30, 2021. Mr. Nadeau will participate in this program.
Potential Payments upon Termination
The Compensation Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:
•	a severance amount equal to one time (two times in the case of the CEO) an executive’s base salary plus the lesser of his/her target bonus or previous year’s actual bonus;
•	one year’s worth of executive-level outplacement services;
•	benefits continuation for one year;
•
unvested stock options and RSUs shall generally be forfeited; however, the Compensation Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be exercised rarely;

•	executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents.
The cash payments and (where applicable) continued RSU vesting for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2020 for reasons other than cause (and not in connection with a change in control of the Company), are reflected in the table below. Each amount reflects the 2020 salary and the lower of the target bonus or previous year’s actual bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.
	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)(2)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(3)	2,000,000	107,304	2,107,304	7,322,179	9,429,483
Richard J. Nadeau	843,750	67,353	911,103	0	911,103
Ilene R. Baylinson	765,000	59,062	824,062	0	824,062
Thomas D. Romeo	715,000	67,353	782,353	0	782,353
David R. Francis	614,200	67,353	681,553	0	681,553
(1)
The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months’ worth of employee benefits (30 months in the case of Mr. Caswell pursuant to the terms of his employment agreement) which include medical, dental, life insurance, and disability benefits made available to an executive (and his or her eligible dependents) prior to termination.

(2)	An executive may also be entitled to continued vesting of equity awards provided he or she has complied with the terms of the Retirement Program for Key Executives described above.
(3)
Mr. Caswell's entitlement to compensation upon termination of employment is governed by his Employment Agreement as described above in Supplemental Discussion of Compensation. His RSUs will continue to vest over their stated terms pursuant to that agreement.

2021 Proxy Statement 73

Potential Payments upon Change in Control Involving Employment Termination
In fiscal year 2006, the Compensation Committee also adopted an Income Continuity Program for our executive officers. The program provides each participant with compensation, benefits and rights if the following events occur:
We terminate the participant’s employment without “cause,” or a participant resigns for “good reason,” within 36 months following a “change in control” (as each of those terms is defined in the program); or the participant’s employment is terminated one year prior to a change in control at the request of a party involved in such change in control, or otherwise in connection with or in anticipation of a change in control.
This program is a “double-trigger” program meaning that there must be both a change in control and a termination of a participant’s employment for any benefits based on salary, bonus, or benefits to be payable under the program. (As described in the next section, RSUs for all employees would vest upon a change in control. Note, however, that single trigger acceleration applies only to awards granted before fiscal year 2021, in light of the recent change in the program.)) The compensation, benefits, and rights to which a participant would be entitled include the following items:
•
a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of base salary and bonus (which is defined as the higher of the individual’s target bonus or the average of the actual bonuses paid over the previous three years);

•
the vesting of any unvested stock options, RSUs, or similar equity incentives that are outstanding on the date of termination (to the extent that such awards have not vested in connection with a change in control; see the description of terms applicable to RSU awards in the next section below);

•	continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination; and
•	a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services.
The program also provides for the continuation of indemnification and directors’ and officers’ liability insurance coverage as permitted by law and the potential reimbursement of the participant’s costs and expenses in connection with any legal proceedings relating to the program. The Company does not provide excise tax gross-ups.
The initial term of the program continued until December 31, 2009, with automatic one-year renewals commencing on December 31, 2009, and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program. The program nevertheless will remain in effect for not less than three years following a change in control.
The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his or her employment had been terminated at the end of fiscal year 2020 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.
	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)(2)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(2)	5,625,000	117,031	5,742,031	7,322,179	13,064,210
Richard J. Nadeau	1,837,500	84,705	1,922,205	3,612,809	5,535,014
Ilene R. Baylinson	1,648,000	68,124	1,716,124	2,448,202	4,164,326
Thomas D. Romeo	1,488,000	84,705	1,572,705	1,737,902	3,310,607
David R. Francis	1,367,840	84,705	1,452,545	1,664,883	3,117,428
(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 36 months’ worth of employee benefits in the case of the Chief Executive Officer and 24 months’ worth of employee benefits in the case of the other NEOs which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

(2)	Mr. Caswell's Employment Agreement incorporates the terms of the Company's Income Continuity Program.
74 Maximus

Other Potential Benefits upon Change in Control or Death of Participant
Under the terms and conditions applicable to RSU awards granted to Maximus employees prior to fiscal year 2021, unvested RSUs vest immediately upon (i) a change in control of the Company (as defined in our 2017 Equity Incentive Plan) or (ii) the death of the participant if the participant was employed by the Company at the time of his or her death.
The total pre-tax benefit for each of the NEOs is reflected in the table below as if there were a change in control of the Company (not involving a termination of employment) or the death of the executive at the end of fiscal year 2020.
	Cash-Based	Equity-Based
Name	Cash Severance ($)	Stock-Based Awards ($)(1)	Total Pre-Tax Benefit ($)
Bruce L. Caswell	—	7,322,179	7,322,179
Richard J. Nadeau	—	3,612,809	3,612,809
Ilene R. Baylinson	—	2,448,202	2,448,202
Thomas D. Romeo	—	1,737,902	1,737,902
David R. Francis	—	1,664,883	1,664,883
(1)	Note that the amounts in this column are included in the preceding table reflecting Potential Payments upon Change in Control Involving Employment Termination and are not in addition to those amounts.
Equity Compensation Plan Information
The following table provides information as of September 30, 2020, about the Company’s common stock that may be issued upon the exercise of options, warrants, and rights under all the Company’s existing equity compensation plans.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans/arrangements approved by the shareholders	642,411	—	520,364
Equity compensation plans/arrangements not approved by the shareholders	—	—	—
Total	642,411	—	520,364
(1)
In addition to being available for future issuance upon exercise of options that may be granted after September 30, 2020, all shares under the 2017 Equity Incentive Plan may be issued in the form of restricted stock, performance shares, stock appreciation rights, stock units, or other stock-based awards. Upon shareholder approval of the 2021 Omnibus Incentive Plan (as described in Proposal 2), no further awards will be made under the 2017 Equity Plan.

2021 Proxy Statement 75

Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on that review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended September 30, 2020, and this proxy statement.
Compensation Committee
Peter B. Pond (Chair)
Anne K. Altman
Raymond B. Ruddy
Michael J. Warren
Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee are independent directors. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.
76 Maximus

Certain Relationships and Related Person Transactions
Our Audit Committee is responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers and directors are required to bring any potential related person transaction to Company legal counsel. In addition, Company legal counsel conducts annual and quarterly surveys of the Board of Directors and senior management of the Company to ensure the Company maintains a current list of potential related persons. Company legal counsel would present any actual or proposed transactions with related persons to the Audit Committee for its review and approval. In the event that a related person transaction is not approved in advance, the Audit Committee has the ability to ratify such transactions. For the fiscal year 2020, the Company did not have any related person transactions.
2021 Proxy Statement 77

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement. We are including this proposal as required under Section 14A of the Exchange Act (which was added by the Dodd-Frank Act and the related rules of the SEC). This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to vote on our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in the proxy statement for this meeting.”
While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee intends to carefully consider the results of this vote when making future executive compensation decisions for the Company’s named executive officers.
Discussion
We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. Maximus has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record revenues in fiscal year 2020.
The Compensation Committee evaluates the Company’s compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:
•
substantial emphasis on performance-based incentive compensation -- 85% of the target compensation of Mr. Caswell and at least 67% of the target compensation of the other named executive officers is variable, at-risk compensation

•	no guarantees of salary increases, bonuses, or equity awards
•	modest executive benefits and perquisites
•	no extraordinary relocation benefits (including home buy-outs)
•	no repricing of stock options without mandatory shareholder consent
•	cash-based payments under the Income Continuity Program based on a double trigger (i.e., a change in control coupled with a termination of employment) and no tax gross-up
•	equity ownership requirements for directors and executive officers
•	anti-hedging and anti-pledging policies applicable to all directors, officers, and employees
•	clawback policy applicable to executive officers for incentive payments and equity-based awards
•	reasonable burn rate for equity awards
•	overall compensation in line with that of comparable companies.
We currently conduct the “Say-on-Pay” on an annual basis. We expect the next such “Say-on-Pay” vote will be held at the 2022 Annual Meeting of Shareholders. The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal, voted in person or by proxy at the Annual Meeting, for adoption of Proposal No. 4. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 4 unless you mark your proxy card otherwise.
The Board of Directors Recommends that the Shareholders Vote “FOR” the Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers, as Disclosed in the Compensation Discussion and Analysis, the Compensation Tables and Any Related Material Contained in This Proxy Statement.
2021 Proxy Statement 79

The Service Employees International Union Pension Plans Master Trust, 1800 Massachusetts Avenue NW, Washington DC 20036, holder of 2,168 shares of our common stock, has submitted the following resolution for consideration at our 2021 Annual Meeting:
Whereas, we believe in full disclosure of MAXIMUS's direct and indirect lobbying activities and expenditures to assess whether MAXIMUS's lobbying is consistent with MAXIMUS's expressed goals and in the best interests of shareholders.
Resolved, the shareholders of MAXIMUS request the preparation of a report, updated annually, disclosing:
1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by MAXIMUS used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	MAXIMUS's membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management's and the Board's decision-making process and oversight for making payments described in sections 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which MAXIMUS is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant oversight committee and posted on MAXIMUS’s website.
Supporting Statement
MAXIMUS spent $5,447,102 from 2010 - 2019 on federal lobbying. This does not include state lobbying expenditures, where MAXIMUS also lobbies in 33 states5 but disclosure is uneven or absent. For example, MAXIMUS had at least 134 lobbyists in 30 states in 2019 (followthemoney.org). A 2018 investigative report looking at the monetized safety net found that work requirements for public benefits hurt the poor while creating profits for companies. It also reviewed MAXIMUS contracts from all fifty states, the federal government, Washington, D. C., and New York City, finding MAXIMUS worked for 44 of them in the last decade.6
MAXIMUS does not disclose its membership in, or payments to, trade associations, or the amounts used for lobbying. Trade associations spend millions annually lobbying indirectly on behalf of companies. And MAXIMUS does not disclose memberships in tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.
[5]	https://publicintegrity.org/state-politics/here-are-the-interests-lobbying-in-every-statehouse/
[6]	https://www.typeinvestigations.org/blog/2020/20/tipsheet-tracking-the monetization-of-the-safety-net/
2021 Proxy Statement 81

We are concerned that MAXIMUS’s lack of lobbying disclosure presents significant reputational risk when its lobbying contradicts company public positions. For example, MAXIMUS states that it is “driven by a mission to strengthen communities and improve the lives of those we serve,”7 yet MAXIMUS has drawn press scrutiny for profiting from inequality8 and spending “more than $1 million each year to persuade political leaders to pay it more money to police the poor.”9
This proposal received 42.8 percent support in 2020 out of votes cast for and against. We urge MAXIMUS to expand its lobbying disclosure.
Maximus Response to Shareholder Proposal on Lobbying Activities and Expenditures
Our Board of Directors recommends that shareholders vote AGAINST this proposal regarding lobbying disclosure.
The Board believes it is in the best interests of our shareholders for Maximus to be an effective participant in the political process. Maximus engages in the bi-partisan political process at both the federal and state levels in order to better understand our government clients’ long-term goals and advance the Company’s business objectives. As a government contractor, Maximus believes it is essential to educate policymakers and legislators about the positive and negative impacts that pending public policy actions can have on the Company’s business objectives
Maximus participates with numerous organizations to shape public policy, and we maintain memberships with a variety of bi-partisan associations (such as the National Governors Association, the Democratic Governors Association, and the Republican Governors Association) with the goal of promoting and protecting the economic future of Maximus, our shareholders, employees, and other stakeholders. The Company’s expenditures related to political activities are made without regard to the personal political preferences and legislative priorities of individual Maximus Board members, officers, and employees.
Participation as a member of various trade and professional associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members. Nevertheless, we believe these associations take positions and address issues in a manner that often advance positions consistent with Company interests that will help us provide strong financial returns and enhance long-term shareholder value.
We have practices in place to ensure the appropriate disclosure and oversight of our government relations activities. Disclosure regarding our government relations oversight can be found at maximus.com/government-relations. In particular, Maximus political activities are overseen by the Board of Directors’ Nominating and Governance Committee which reviews the political activities of the Company and the Maximus Political Action Committee on a quarterly basis, with respect to:
  1. Compliance with U.S. laws and Company policies pertaining to political contributions,
  2. Political activities and contributions of the Maximus Political Action Committee,
  3. Significant lobbying priorities and related expenditures in the U.S. and,
  4. Expenditures relating to the Company's principal U.S. trade associations.
This disclosure can be found in the Nominating and Governance Committee Charter at investor.maximus.com/governance/governance-documents.
[7]	https://maximus.com/our-company
[8]	https://nymag.com/intelligencer/2020/02/for-maximus-inequality-is-big-business.html
[9]	https://www.motherjones.com/politics/2018/12/how-one-company-is-making-millions-off-trumps-war-on-the-poor/
82 Maximus

Government relations expenditures of all types are subject to extensive governmental regulation and public disclosure requirements, and Maximus is fully committed to complying with all applicable laws. For example, Maximus files quarterly reports with the United States House of Representatives and Senate that disclose a list of our lobbying activities, and these reports are publicly available at lobbyingdisclosure.house.gov. Similarly, we file reports as required by various state and local jurisdictions across the country, and those reports are publicly available as well.
As a result of these policies and mandatory public disclosure requirements, the Board has concluded that ample public information exists regarding the Company’s government relations activities to address the concerns cited in this proposal.
Maximus also provides an opportunity for employees to participate in the political process by joining the Maximus Political Action Committee (“PAC”). In accordance with federal law, Maximus does not make corporate contributions to federal candidates or federal political committees. The Maximus PAC is a separate, segregated fund comprised of employee voluntary contributions used to support candidates for government office. All contributions made by the Maximus PAC are done so in a bi-partisan manner. Participation in the Maximus PAC is restricted and adheres to Federal Elections Commission (“FEC”) regulations.
As required under federal law, all Maximus PAC contributions are fully disclosed in reports filed with the FEC and can be accessed at fec.gov (Committee ID No. C00343707).
Considering recent events, Maximus management, in consultation with the Nominating and Governance Committee, remains committed to our fundamental principle of our engagement in the political process which is, and will continue, to never support or fund candidates or elected officials who encourage or support violence against the government of the United States.
The Board believes the expanded disclosure requested in the shareholder proposal would impose competitive harm on the Company and undermine our strategies and priorities. Because organizations with interests adverse to Maximus also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those organizations while harming the interests of Maximus and our shareholders. The Board believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than Maximus alone (as the proponent requests).
In short, we believe this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for lobbying activities and expenditures already exists. Additionally, if adopted, the proposal would apply only to Maximus and not to its competitors and would cause Maximus to incur competitive harm, without commensurate benefit to our shareholders.
Accordingly, the Board of Directors Recommends that the Shareholders Vote ”AGAINST” the Shareholder Proposal Regarding Disclosure of Lobbying Activities and Expenditures.
2021 Proxy Statement 83

Our Shareholders — Security Ownership
The following tables show the number of shares of our common stock beneficially owned as of January 15, 2021 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table contained under the heading “Annual Compensation of Executive Officers” in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The number of shares shown in the table below as beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares underlying restricted stock units that will vest within 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 16, 2021. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.
To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 61,452,520 shares that were outstanding on January 15, 2021 rather than the percentages set forth in the shareholders’ filings with the SEC.
Security Ownership of Certain Beneficial Owners
The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 15, 2021 (unless otherwise indicated):
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,568,140(1)	12.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,085,384(2)	11.5%
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	4,411,659(3)	7.2%
(1)
According to a Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock, Inc. reported that through BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Shweiz AG, BlackRock Investment Management LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited and BlackRock Investment Management (Australia) Limited, it had sole dispositive power over 7,568,140 shares of common stock and sole voting power with respect to 7,451,184 shares of common stock.

(2)
According to a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group reported that it had sole dispositive power over 6,950,473 shares of common stock, shared dispositive power over 134,911 shares of common stock, sole voting power with respect to 135,206 shares of common stock and shared voting power with respect to 8,905 shares of common stock.

(3)
According to a Schedule 13G/A filed with the SEC on January 30, 2020, Victory Capital Management Inc. reported that it had sole dispositive power over 4,411,659 shares of common stock and sole voting power with respect to 4,262,934 shares of common stock.

84 Maximus

Security Ownership of Management
The following table shows the number of shares of our common stock beneficially owned by our directors and director nominees, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 15, 2021 (unless otherwise indicated).
	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Director Nominees
Anne K. Altman	17,234	*
Bruce L. Caswell	116,816	*
John J. Haley	92,033	*
Jan D. Madsen	5,727	*
Richard A. Montoni	174,436	*
Peter B. Pond	278,582	*
Gayathri Rajan	9,538	*
Raymond B. Ruddy	331,419	*
Michael J. Warren	9,422	*
Named Executive Officers (except Directors)
Richard J. Nadeau	81,047	*
Ilene R. Baylinson	19,672	*
Thomas D. Romeo	10,705	*
David R. Francis	10,024	*
All directors and executive officers as a group (14 persons)	1,157,257	1.9%
*	Percentage is less than 1% of all outstanding shares of common stock.
(1)
Certain non-employee directors have elected to defer receipt of RSUs for tax purposes over periods varying from one year until termination of their Board service. Therefore, the amounts also include the following deferred/unvested RSUs that will vest within 60 days or could vest within 60 days in the event a non-employee director’s service on the Board of Directors terminated: Altman 3,067, Haley 6,136, Madsen 5,727, Pond 249,954, Rajan 1,023, Ruddy 192,771, Warren 5,114, and all directors and executive officers as a group 463,792.

2021 Proxy Statement 85

Delinquent Section 16(a) Reports
Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Exchange Act, to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2020 fiscal year, our directors, executive officers and ten percent beneficial owners timely filed all applicable Section 16(a) reports except for the following: a Form 3 and Form 4 were filed late for Ms. Madsen following her election to the Board, a Form 4 was filed late for Mr. Haley following his election to the Board, a Form 4 was filed late for Mr. Montoni pertaining to a charitable donation of shares, and a Form 4 was filed late for Mr. Warren pertaining to dividend-equivalent rights on previously-awarded RSUs.
86 Maximus

General Information About Voting
This year’s Annual Meeting will be a completely virtual meeting conducted via live webcast. If you were a shareholder as of the record date, you will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting virtualshareholdermeeting.com/MMS2021. You will also be able to vote your shares electronically at the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials.
The meeting webcast will begin at 11:00 Eastern Time on March 16, 2021. Online access will begin at 10:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time. We will also make the Annual Meeting accessible to anyone who is interested by visiting the same link at virtualshareholdermeeting.com/MMS2021. Non-shareholder guests will not be permitted to vote or submit questions at the Annual Meeting.
Submitting Questions at the Annual Meeting
You can submit questions electronically at the Annual Meeting during the webcast. During the live Q&A session of the meeting, members of our executive leadership team and our Chairman of the Board will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such other person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. However, we reserve the right to edit or reject questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at virtualshareholdermeeting.com/MMS2021.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
+1 800-586-1548 (toll-free)
+1 303-562-9288 (international)
Who can vote. You will be entitled to vote your shares of Maximus common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 15, 2021. As of that date, 61,452,520 shares of common stock were outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 15, 2021.
How to vote your shares. You may vote your shares either by voting online at the Annual Meeting or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:
•
By Internet. You may vote online by accessing proxyvote.com and following the on-screen instructions. Have your Notice or proxy card available when you vote. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•
By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. Have your Notice or proxy card available when you vote. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.
•
At the Annual Meeting. If you are a shareholder of record, you may vote online at the Annual Meeting. You will need the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 15, 2021.
If you vote by proxy, the named proxies (Richard J. Nadeau, Dominic A. Corley, and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting
2021 Proxy Statement 87

instructions, the proxies will vote your shares on each proposal as recommended by the Board of Directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a “broker non-vote.” For more information, see “Abstentions and broker non-votes” below.
Quorum. A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.
Number of votes required. The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:
	Proposal	Required Vote
1.	Election of directors	For each nominee, a majority of the votes cast are “for” such nominee.
2.	2021 Omnibus Incentive Plan	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
3.	Ratification of the Audit Committee’s selection of independent registered accounting firm	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
4.	Advisory vote to approve named executive officer compensation	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
5.	Shareholder proposal regarding disclosure of lobbying activities and expenditures	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
Shares held through a bank, broker or other nominee. If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker, or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker, or nominee will be permitted to exercise its own voting discretion with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.
Abstentions and broker non-votes. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Brokers have discretionary voting authority on proposal 3, but not on proposals 1, 2, 4, and 5.Therefore, there may be broker non-votes on Proposals 1, 2, 4, and 5. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes, if any, will have no effect on the outcome of these matters at the Annual Meeting.
Discretionary voting by proxies on other matters. Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2021 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will exercise their discretion in voting on the matter.
How you may revoke your proxy. You may revoke your proxy at any time before the named proxies exercise it at the Annual Meeting by substituting a subsequent vote using any of the methods described in “How to vote your shares” above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.
Expenses of solicitation. We will bear all costs of soliciting proxies. We will request that brokers, custodians, and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.
88 Maximus

Shareholders sharing the same surname and address. In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1891 Metro Center Drive, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.
The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $30,000 in total.
2021 Proxy Statement 89

Shareholder Proposals For Our
2022 Annual Meeting of Shareholders
Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to the Chairman of the Board, the Chief Executive Officer, or the Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days’ notice or public disclosure of the date of the meeting, then we must receive a shareholder’s notice no later than the close of business on the 15th day after our notice or disclosure was given. A shareholder notice of business to be brought before an annual meeting or of director nominations at an annual meeting must contain the information specified in our bylaws.
In addition, if we do not receive your proposal for presentation at the 2022 Annual Meeting of Shareholders at least 45 days before the meeting date (or if we have given less than 60 days’ notice or public disclosure of the meeting date, no later than the close of business on the 15th day after our notice or disclosure was given), then the named proxies will be permitted to use their discretionary voting authority for such proposal, without having advised shareholders of the proposal in the proxy statement for the 2022 Annual Meeting of Shareholders.
Any proposal you intend to present at the 2022 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Exchange Act must be received by Maximus at our principal office at 1891 Metro Center Drive, Reston, Virginia 20190, Attention: Corporate Secretary, not later than September 29, 2021, if you wish to have it included in the proxy statement and form of proxy for that meeting.
90 Maximus

Other Materials
Our 2020 Annual Report, which includes our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on November 19, 2020, is being made available to you on the Internet along with this proxy statement on or about January 27, 2021.
Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for the year ended September 30, 2020. If the person making the request was not a shareholder of record on January 15, 2021, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Senior Vice President of Investor Relations, Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
By Order of the Board of Directors,

Date:January 27, 2021	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary
2021 Proxy Statement 91

Annex A:
Maximus
2021 Omnibus Incentive Plan

Maximus
2021 Omnibus Incentive Plan

Maximus
2021 Omnibus Incentive Plan
Article 1. Establishment, Objectives and Duration
1.1 Establishment of the Plan. Maximus, a Virginia corporation, hereby establishes its long-term equity incentive compensation plan, to be known as the “Maximus 2021 Omnibus Incentive Plan” as set forth in this document. Capitalized terms used but not otherwise defined herein will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, and other cash and equity incentive awards.
The Plan is effective as of the Effective Date, as defined in Article 2, which was the date approval by the Company’s shareholders was obtained and will remain in effect as provided in Section 1.3 hereof.
1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through equity-based and cash-based incentives that are consistent with the Company’s objectives and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; and to attract and retain key employees and consultants of the Company and its Affiliates.
The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success, and to allow Participants to share in the success of the Company.
1.3 Duration of the Plan. The Plan will commence on the Effective Date, as defined in Article 2, and will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 15, until all Shares subject to it pursuant to Article 4 have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten (10) year anniversary of the Effective Date.
Article 2. Definitions
Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:
“Affiliates” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, “control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock. Notwithstanding the foregoing, for purposes of determining whether an employee has terminated employment with the Company and all Affiliates, “Affiliates” means any corporation (or partnership, limited liability company, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, at least ten percent (10%) of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity
A-2 Maximus

participation and voting power). The minimum percentage of ownership or control in the previous sentence shall be raised from ten percent (10%) to twenty percent (20%) for purposes of determining timing of payment of an Award, or amount payable with respect to an Award, that is “deferred compensation” for purposes of Code Section 409A, if payment of such Award or amount would be accelerated or otherwise triggered by the employee’s termination of employment.
“Automatic Exercise Date” means, with respect to an Option or Stock Appreciation Right, the last business day of the applicable term of the Stock Appreciation Right pursuant to Section 7.7.
“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units, or other types of equity-based or cash-based incentives hereafter approved by the Committee.
“Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, which may be in written or electronic form.
“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Cause” has the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company or an Affiliate or, if not so defined, except as otherwise provided in such Participant’s Award Agreement, “Cause” means:
(a)	the willful and continued failure of the Participant substantially to perform his or her duties with or for the Company or an Affiliate;
(b)	the Participant’s engaging in conduct that is significantly injurious to the Company or an Affiliate, monetarily or otherwise; or
(c)	the Participant’s commission of a crime that is significantly injurious to the Company or an Affiliate, monetarily, reputationally, or otherwise.
Unless otherwise defined in the Participant’s employment or severance agreement, an act or omission is “willful” for the purpose of determining whether a termination of employment was made for Cause if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate. For purposes of this Plan, if a Participant is convicted of a crime or pleads nolo contendere to a criminal charge, he or she will conclusively be deemed to have committed the crime. The Committee has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether a Participant who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Plan.
In addition, Cause shall be deemed to have occurred if, on the date Participant’s Service terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.
2021 Proxy Statement A-3

“Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied.
(a)
The Beneficial Ownership of securities representing more than twenty-five percent (25%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate thereof, or any corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this definition will not be a Change of Control under this subparagraph (a), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect Beneficial Owner of twenty-five percent (25%) or more of the Company Voting Securities; or

(b)
Individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.
However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group that consummates the Change in Control transaction. A Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity holder in the purchasing company or
A-4 Maximus

group (except: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors).
Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “Change in Control” that is also a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed.
“Common Stock” or “Stock” means the common stock of the Company.
“Company” means Maximus, Inc.
“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the beneficiary designated by the Participant in the Company’s qualified 401(k) savings plan or, if no such beneficiary has been designated, to the Participant’s estate.
“Director” means any individual who is a member of the Board of Directors.
“Disability” means (a) long-term disability as defined under the long-term disability plan of the Company or an Affiliate that covers that individual, or (b) if the individual is not covered by such a long-term disability plan, disability as defined for purposes of eligibility for a disability award under the Social Security Act. Notwithstanding the foregoing, for purposes of determining the period of time after termination of employment during which a Participant may exercise an ISO, “Disability” will have the meaning set forth in Section 22(e)(3) of the Code, which is, generally, that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least twelve (12) months.
Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).
“Effective Date” means March 16, 2021, subject to approval of the Plan by the Company’s shareholders.
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“Eligible Employee” or “Employee” means any employee of the Company or any of its Affiliates. Directors who are not employed by the Company or its Affiliates will also be considered Eligible Employees and Employees under this Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
“Fair Market Value” means, unless otherwise determined by the Committee from time to time, the closing transaction price of a Share as reported on the New York Stock Exchange on the date as of which such value is being determined or, if Shares are not listed on the New York Stock Exchange, the closing transaction price of a Share on the principal national stock exchange on which Shares are traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.
“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.
“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.
“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.
“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
“Participant” means an Eligible Employee, a Director who is not an employee of the Company or an Affiliate, or a consultant to the Company or an Affiliate, in each case, who has been selected by the Committee to participate in the Plan pursuant to Section 5.2 and who has outstanding an Award granted under the Plan.
“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Article 9.
“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.
“Performance Period” means the time period during which the Performance Criteria must be met in order for a Participant to earn Performance Units, Performance Awards or Performance Shares granted under Article 9.
“Performance Share” means an Award with an initial value equal to the Fair Market Value on the date of grant that is based on the attainment of Performance Criteria, as described in Article 9.
“Performance Unit” means an Award with an initial value established by the Committee at the time of grant that is based on the attainment of Performance Criteria, as described in Article 9.
“Person” has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
“Plan” means the Maximus 2021 Omnibus Incentive Plan, as set forth in this document and as amended from time to time.
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“Prior Plan” means the Maximus 2017 Equity Incentive Plan and the Maximus 2011 Equity Incentive Plan (as amended through December 16, 2015).
“Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.
“Restricted Stock” means a contingent grant of Stock awarded to a Participant pursuant to Article 8.
“Restricted Stock Unit” means a Restricted Unit granted to a Participant, as described in Article 8, that is payable in Shares.
“Restricted Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Article 8, that is (a) credited with amounts equal to Shares or some other unit of measurement specified in the Award Agreement, (b) subject to restrictions and (c) payable in cash or Shares.
“Restriction Period” means the period during which the transfer of an Award is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as determined by the Committee, at its discretion) or during which an Award is not vested.
“Retirement” has the meaning set forth in any Award Agreement under the Plan. If an Award Agreement does not contain such a definition, “Retirement” means the termination of a Participant’s employment under any of the following circumstances: (a) on or after reaching the age established by the Company as the normal retirement age in any unexpired employment or severance agreement between the Participant and the Company or an Affiliate, (b) on or after reaching the normal retirement age under a tax-qualified defined benefit retirement plan sponsored by the Company or an Affiliate in which the Participant participates or (c) on or after reaching the normal retirement age under a tax-qualified defined contribution retirement plan sponsored by the Company or an Affiliate in which the Participant participates. Notwithstanding the foregoing, the Committee retains the sole discretion to determine whether a Participant’s termination of employment qualifies as a “Retirement” for purposes of the Plan.
“Service” means services performed for the Company or its Affiliates as an Employee, Director, consultant, or independent contractor.
“Shares” means the shares of Common Stock, no par value, of the Company, including their associated preferred share purchase rights, if applicable.
“Stock Appreciation Right” or “SAR” means an Award consisting of a right to receive any excess in value of Shares of Common Stock over the grant price, granted alone or in connection with a related Option, and designated as an SAR pursuant to the terms of Article 7.
“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which requires forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR will similarly be canceled).
Article 3. Administration
3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the
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extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.
3.2 Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: select eligible persons to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; determine whether, to what extent, and/or under what circumstances the vesting of an Award shall be accelerated; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 15) amend the terms and conditions of any outstanding Award to the extent they are within the discretion of the Committee as provided in the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.
3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including, without limitation, the Company, its Board of Directors, its shareholders, all Affiliates, employees, Participants and their estates and beneficiaries.
Article 4. Shares Subject to the Plan
4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.2 and 4.4, the maximum number of Shares that may be issued or transferred to Participants under the Plan shall not exceed 3,100,000 Shares, plus any Shares that are available for grant under the Maximus 2017 Equity Incentive Plan as of the Effective Date. No additional awards shall be made under the Prior Plans on or after the Effective Date. The Shares with respect to which Awards may be made will include authorized but unissued Shares, and Shares that are currently held or subsequently acquired by the Company as treasury Shares, including Shares purchased in the open market or in private transactions.
4.2 Permitted Addbacks to Share Reserve. After the Effective Date, if any Award granted under this Plan or under a Prior Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to the Award or Prior Plan award will again be available for the grant of an Award under the Plan. In addition, if a Share subject to an Award or a Prior Plan award is not delivered after the Effective Date because the Award is settled in cash, then that Share will thereafter be deemed to be available for grant of an Award under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after the Effective Date, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan; provided, however, that Shares that again become available for issuance under the Plan pursuant to the preceding clause (ii) shall not increase the numbers of shares that may be granted under the Plan in connection with Incentive Stock Options.
4.3 No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the shares authorized for grant under Section 6.11: (i) Shares tendered by the participant or withheld by the Company in payment of the purchase price of an Option or, after the Effective Date, an option under any Prior Plan, (ii) Shares tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs or, after the Effective Date, options or stock appreciation rights under any Prior Plan, (iii) Shares subject to a SAR or, after the Effective Date, a stock appreciation right under any Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Date, options under any Prior Plan.
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4.4 Substitute Awards and Shares Issuable Under Acquired Company Plans.
(a)
The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan. Substitute Awards shall not be counted against or otherwise reduce the number of Shares available for Awards under the Plan. For purposes of this Section 4.3, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Employees or whose awards are assumed or substituted as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination (“Acquisition Date”) in order to preserve for the Participant the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value.

(b)
If a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards and shall not reduce the Shares available for Awards under the Plan. Awards using such available shares under acquired plans shall not be made after the date awards could have been made under the terms of the acquired plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in the Plan prior to such acquisition or combination.

4.5 Adjustments in Authorized Shares. In the event of an equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of Shares to change or the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, extraordinary cash dividend, reclassification, split, reverse split, spin off, combination of shares, or other similar change in the corporate structure of the Company affecting the Shares) or if the number of Shares is increased through the payment of a stock dividend, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, (iii) the award, exercise or conversion price with respect to any of the foregoing, and (iv) the performance conditions with respect to outstanding Awards. If considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.
4.6 Non-Employee Director Limit. The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of such Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
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Article 5. Eligibility and Participation
5.1 Eligibility. All employees, outside directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, are eligible to be Participants in the Plan.
5.2 Actual Participation. Subject to the provisions of the Plan, the Committee will, from time to time, select those Eligible Employees to whom Awards will be granted, and will determine the nature and amount of each Award.
Article 6. Stock Options
6.1 Grant of Options. Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonqualified Stock Options and determine the number of shares to be covered by each Option, the Exercise Price therefor and the conditions and limitations applicable to the exercise of the Option.
6.2 Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the manner, time and rate of exercise or vesting of the Option, and such other provisions as the Committee determines. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.
6.3 Exercise Price. The Committee shall establish the Exercise Price at the time each Option is awarded. Other than with respect to Substitute Awards, the Exercise Price for each Share subject to an Option will be at least one hundred percent (100%) of the Fair Market Value on the date the Option is granted.
6.4 Duration of Options. Each Option will expire at the time determined by the Committee at the time of grant, but no later than the tenth (10th) anniversary of the date of its grant.
6.5 No Dividend Equivalents. The Committee may not grant payments in connection with Options that are equivalent to dividends declared and paid on the Shares underlying the Options.
6.6 Exercise of Options. Options will be exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves, which need not be the same for each Award or for each Participant. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Notwithstanding any contrary provision of this Article 6, if, on the date an outstanding Option would expire due to a termination of Service, the exercise of the Option would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy or, if earlier, the stated expiration date of the Option; however, no extension will be made if the Exercise Price of such Option at the date the term would otherwise expire is above the Fair Market Value (i.e., the Option is “underwater”).
6.7 Payment.
(a)
The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares and any withholding tax relating to the exercise of the Option.

(b)
The Exercise Price and any related withholding taxes will be payable to the Company in full either: (a) in cash, or its equivalent, in United States dollars; (b) by tendering Shares owned by the Participant and duly endorsed for transfer to

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the Company, Shares issuable to the Participant upon exercise of the Option, or any combination of cash, certified or cashier’s check and Shares described in this clause (b); or (c) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law. Any cashless exercise must meet the requirements of the Federal Reserve Board’s Regulation T and any applicable securities law restrictions. For this purpose, “cashless” exercise will mean that the Participant notifies the Company it will exercise, and the Company is instructed to deliver the Shares issuable on exercise to a broker, who sells the Shares and holds back the Exercise Price (and, often, the federal and state withholdings).
(c)
To the extent permitted by the Company, the number of Shares tendered pursuant to clause (b) may have a Fair Market Value equal to the amount required to be withheld or other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, so long as such other greater amount is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity and would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09).

6.8 Termination of Service. Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise the Option after his or her termination of Service with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Options, and may reflect, among other things, distinctions based on the reasons for termination of Service.
6.9 Nontransferability of Options.
(a)
Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. In no event may an Option be transferred by a Participant for consideration.

(b)
The Committee may impose any other restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed or traded, and under any blue sky or state securities laws applicable to the Shares.

(c)
Notwithstanding the foregoing, a Participant, at any time prior to his or her death, may assign all or any portion of a vested Option (other than an Incentive Stock Option) granted to him or her to a family member or a charitable organization or Code Section 501(c) private foundation meeting the requirements of Code Section 170(c). For purposes of Section 12(a), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any such transferee shall enter into a written agreement with the Company authorizing the Company to withhold Shares of Stock that would otherwise be delivered to such person upon an exercise of the Option to pay any federal, state, local, or other taxes that may be required to be withheld or paid in connection with such exercise, in the

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event that the Participant is subject to withholding taxes and does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid. In the event of such transfer, the transferee will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions, and restrictions applicable to the Option, as set forth herein and in the related Option agreement. Any such assignment will be permitted only if the Participant does not receive any consideration therefore and does not violate applicable securities laws. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and the Participant shall deliver a copy thereof to the Committee on or prior to the effective date of the assignment.
6.10 Special Provisions for ISOs. Notwithstanding any other provision of this Article 6 to the contrary, the following special provisions shall apply to any Award of Incentive Stock Options:
(a)	The Committee may award Incentive Stock Options only to Employees (for purposes of this Article 6, the term “Employee” shall not include a Director who is not employed by the Company or an Affiliate).
(b)	In no event shall more than 3,100,000 Shares be cumulatively available for Awards of Incentive Stock Options under the Plan.
(c)
An Option will not constitute an Incentive Stock Option under this Plan to the extent it would cause the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a year (under all plans of the Company and its Affiliates) to exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(d)
If the Employee to whom the Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the Company or any Affiliate, then: (i) the Exercise Price for each Share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Share on the date the Option is granted; and (ii) the Option will expire upon the earlier of (A) the time specified by the Committee in the Award Agreement, or (B) the fifth (5th) anniversary of the date of grant.

(e)
No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Effective Date, as defined in Article 2, provided, however, that no Option will qualify as an Incentive Stock Option unless shareholder approval is obtained within twelve (12) months of the Effective Date. No Option that is intended to be an Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of Board approval of the Plan.

(f)
An Incentive Stock Option must be exercised, if at all, by the earliest of (i) the time specified in the Award Agreement, (ii) three (3) months after the Participant’s termination of Service for a reason other than death or Disability, or (iii) twelve months after the Participant’s termination of Service for death or Disability.

(g)	An Option that is intended but fails to be an ISO shall be treated as an NQSO for purposes of the Plan.
Article 7. Stock Appreciation Rights
7.1 Grant of SARs.
(a)
Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time, as determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two.

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(b)
Within the limits of Article 4, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs.

(c)
Other than with respect to Substitute Awards, (i) SARs granted in tandem with Options shall have a grant price not less than the Exercise Price of the related Option and (ii) SARs granted alone and unrelated to an Option will have a grant price equal to at least one hundred percent (100%) of the Fair Market Value on the date the SAR is granted.

7.2 Exercise of Tandem SARs.
(a)
Tandem SARs may be exercised for all or part of the Shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

(b)
An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a Change in Control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the Change in Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change in Control in any transaction reported in the stock market in which the Common Stock is normally traded.

7.3 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.4 Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the grant price, the term of the SAR and such other provisions as the Committee determines.
7.5 Term of SARs. The term of an SAR will be determined by the Committee, in its sole discretion, but may not exceed ten (10) years.
7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (x) the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by (y) the number of Shares as to which the SAR is exercised. The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.
7.7 Automatic Exercise. Unless otherwise provided by the Committee in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable SAR outstanding on the Automatic Exercise Date with a grant price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Article 16. Unless otherwise determined by the Committee, this Section 7.7 shall not apply to a Stock Appreciation Right if the Participant’s Service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no SAR with a grant price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7.7.
7.8 Termination of Service. Each SAR Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of Service with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all SARs issued under the Plan, and may reflect, among other things, distinctions based on the reasons for termination of Service.
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7.9 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. In no event may an SAR be transferred by a Participant for consideration.
7.10 No Dividend Equivalents. The Committee may not grant payments in connection with SARs that are equivalent to dividends declared and paid on the Shares underlying the SARs.
Article 8. Restricted Stock, Restricted Stock Units and Restricted Units
8.1 Grant of Restricted Stock, Restricted Stock Units or Restricted Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock, Restricted Stock Units or Restricted Units to Participants in such amounts as it determines.
8.2 Award Agreement. Each grant of Restricted Stock, Restricted Units or Restricted Stock Units will be evidenced by an Award Agreement that specifies the Restriction Periods, the number of Shares or Share-equivalent units granted, the conditions under which the Award may be forfeited to the Company, and such other provisions as the Committee determines. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.
8.3 Nontransferability. Restricted Stock, Restricted Units and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)), until the end of the applicable Restriction Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock, Restricted Units and Restricted Stock Units will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
8.4 Other Restrictions. Subject to Article 11, the Committee may impose such other conditions or restrictions on any Restricted Stock, Restricted Units or Restricted Stock Units as it deems advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, individual, or any combination of them), time-based restrictions on vesting following the attainment of the performance objectives, and restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 8.4 as to any given Award will lapse all at once or in installments. The Company will retain the certificates representing Shares of Restricted Stock in its possession until all conditions and restrictions applicable to the Shares have been satisfied.
8.5 Payment of Awards. Except as otherwise provided in this Article 8, Shares covered by each Restricted Stock grant will become freely transferable by the Participant after the last day of the applicable Restriction Period, and Share equivalent units covered by a Restricted Unit or Restricted Stock Unit will be paid out in cash or Shares to the Participant following the last day of the applicable Restriction Period, or on a later date provided in the Award Agreement.
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8.6 Voting Rights. During the Restriction Period, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.
8.7 Dividends and Other Distributions. Except as otherwise provided in an Award Agreement, during the Restriction Period, Participants awarded Shares of Restricted Stock, Restricted Units or Restricted Stock Units hereunder will be credited with regular cash dividends or dividend equivalents paid on those Shares or with respect to those Share-equivalent units. Dividends or dividend equivalents shall be accrued as contingent cash obligations or converted into additional Shares of Restricted Stock, Restricted Units or Restricted Stock Units; provided however, that any such dividends, dividend equivalents, or other distributions so credited shall be subject to the same Restriction Period and other conditions as the underlying Award.
8.8 Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to retain unvested Restricted Stock, Restricted Stock Units or Restricted Units after his or her termination of Service with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards of Restricted Stock, and may reflect, among other things, distinctions based on the reasons for termination of Service.
Article 9. Performance Units, Performance Shares, Performance Awards, and Other Awards
9.1 Grant of Performance Units or Performance Shares.
(a)
Subject to the terms of the Plan, the Committee shall have the authority to grant Performance Units, Performance Shares, or Performance Awards to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines. Each grant of Performance Shares, Performance Units, and Performance Awards (other than annual cash bonus Awards) shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

(b)
The Committee will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value (or both) of Performance Units or Performance Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance objectives must be met will be called a “Performance Period” and will be set by the Committee in its discretion.

9.2 Earning of Performance Units, Performance Shares, and Performance Awards. Performance Shares, Performance Units, and Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Shares, Performance Units, and Performance Awards on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of Shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple as the Committee shall specify.
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9.3 Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the number of Performance Shares, the number and value of Performance Units, or the amount of the Performance Award, that have been earned on the basis of performance in relation to the established Performance Criteria.
9.4 Form and Timing of Payment of Performance Units, Performance Shares, and Performance Awards. Except as provided in Article 12, payment of earned Performance Units, Performance Shares, and Performance Awards will be made as soon as practicable after the close of the applicable Performance Period and within two and one-half (2-1/2) months following the end of the later of the calendar year or the fiscal year of the Company in which the Performance Units, Performance Shares, or Performance Awards were earned, in a manner determined by the Committee in its sole discretion. The Committee will pay earned Performance Units, Performance Shares, and Performance Awards in the form of cash, in Shares, or in a combination of cash and Shares, as specified in the Award Agreement. Performance Shares may be paid subject to any restrictions deemed appropriate by the Committee.
9.5 Termination of Service. Each Participant’s Award Agreement will set forth the extent to which the Participant has the right to receive a payout of the Performance Units, Performance Shares, and Performance Awards after his or her termination of Service with the Company and all Affiliates. Payment of earned Performance Units, Performance Shares, and Performance Awards will be made at a time specified by the Committee in its sole discretion and set forth in the Participant’s Award Agreement.
9.6 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units, Performance Shares, and Performance Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan will be exercisable during the Participant’s lifetime only by the Participant or Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
9.7 Other Awards. In addition to the Awards described in Articles 6 through 8 and Sections 9.1 through 9.10 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate. Shares of Common Stock awarded in connection with such other Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law. Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including, without limitation, convertible preferred stock, convertible debentures, exchangeable securities and Common Stock Awards or options.
9.8 Dividends and Other Distributions. Dividends, dividend equivalents, or other distributions with respect to Shares underlying an Award may be credited with respect to an Award pursuant to this Article 9, as provided in an applicable Award Agreement; provided however, that any such dividends, dividend equivalents, or other distributions so credited shall be subject to the same Restriction Period and other conditions as the underlying Award.
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Article 10. Performance Criteria.
The Performance Criteria to be used for purposes of Awards may include, without limitation, one or more of the following measures:
(a)	earnings growth;
(b)	earnings per share of common stock;
(c)	net earnings;
(d)	operating earnings or income;
(e)	earnings before interest, taxes, depreciation and amortization (EBITDA);
(f)	net sales growth;
(g)	net income (absolute or competitive growth rates comparative);
(h)	net income applicable to common stock;
(i)	cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;
(j)	operating earnings or income per share of common stock;
(k)	revenues;
(l)	shareholders’ equity;
(m)	return on shareholders’ equity (absolute or peer-group comparative);
(n)	stock price (absolute or peer-group comparative);
(o)	absolute and/or relative return on common shareholders equity;
(p)	absolute and/or relative return on capital;
(q)	absolute and/or relative return on assets;
(r)	economic value added (income in excess of cost of capital);
(s)	operating margins;
(t)	total shareholder return;
(u)	customer satisfaction;
(v)	quality metrics;
(w)	expenses or expense reduction;
2021 Proxy Statement A-17

(x)	debt-to-capital ratio;
(y)	market share;
(z)	ratio of operating expenses to operating revenues; and
(aa)	any other objective or subjective metric selected by the Committee.
The Committee may specify any reasonable definition of the performance measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; unusual or non-recurring items or items determined to be unusual in nature and/or infrequent in occurrence; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; effects of changes in tax laws; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other operating or non-operating items. The levels of performance required with respect to the performance measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. The applicable performance measures may differ for Awards to different Participants.
The Committee will have the discretion to adjust targets set for preestablished performance objectives.
Article 11. Beneficiary Designation
Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the beneficiary designated by the Participant in the Company’s qualified 401(k) savings plan or, if no such beneficiary has been designated, to the Participant’s estate.
Article 12. Deferrals
The Committee may, consistent with the requirements of Code Section 409A, permit a Participant to defer receipt of cash or Shares that would otherwise be due to him or her by virtue of an Option or SAR exercise, the lapse or waiver of restrictions on Restricted Stock, Restricted Stock Units, Restricted Units or other Awards, or the satisfaction of any requirements or objectives with respect to Performance Units, Performance Shares or other Awards. If any such deferral election is permitted, the Committee will, in its sole discretion, establish rules and procedures for such deferrals consistent with the requirements of Code Section 409A.
Article 13. Rights of Employees
13.1 Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any affiliate of the Company (as defined in federal securities laws) to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company or any Affiliate.
13.2 Participation. No Eligible Employee will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.
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Article 14. Change in Control
14.1 Treatment of Outstanding Awards. Subject to the terms of the applicable Award Agreement, in the event of a Change in Control, the Committee (as constituted prior to such Change in Control) may, in its discretion:
(a)
Require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined in accordance with Section 4.4 of the Plan;

(b)
Provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the Restriction Period applicable to some or all outstanding Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and (D) the Performance Criteria applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level; and/or

(c)
Require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an Option or an SAR, the aggregate number of Shares then subject to the portion of such Option or SAR surrendered multiplied by the excess, if any, of the Change in Control Price, over the Exercise Price or grant price per Share subject to such Option or SAR, (2) in the case of a performance-based Award denominated in Shares, the aggregate number of Shares then subject to the portion of such Award surrendered to the extent the Performance Criteria applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 14.1(b), multiplied by the Change in Control Price, and (3) in the case of a performance-based Award denominated in cash, the value of the Award then subject to the portion of such Award surrendered to the extent the Performance Criteria applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 14.1(b); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

14.2 Change in Control Price. For purposes of this Section 14.1, “Change in Control Price” shall mean the Fair Market Value of a Share upon a Change in Control, and to the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.
Article 15. Amendment, Modification and Termination
15.1 Amendment, Modification and Termination. The Committee or Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part, subject to any shareholder approval that the Board determines to be necessary or advisable.
Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Except as provided in Sections 4.4 or in connection with a Change in Control, the Committee shall not, without the prior approval of the Company’s shareholders, (i) cancel any outstanding Option or SAR for the purpose of reissuing the Option or SAR to the Participant at a lower Exercise Price or grant price, (ii) exchange any
2021 Proxy Statement A-19

outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share for cash or another Award, (iii) reduce the Exercise Price or grant price of an outstanding Option or SAR, or (iv) take any other action that would be a “repricing” of the Option or SAR. Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, materially and adversely alter or impair any rights or obligations under any Award already granted under the Plan.
15.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (i) in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or its financial statements, (ii) in recognition of changes in applicable laws, regulations, or accounting principles, or (iii) whenever the Committee determines that such adjustments are necessary, equitable and/or appropriate.
15.3 Compensation Recoupment Policy. Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company and amended from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.
15.4 Awards Previously Granted. No termination, amendment or modification of the Plan will materially and adversely affect in any material way any Award already granted, without the written consent of the Participant who holds the Award.
15.5 Compliance with Code Section 409A. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to twenty percent (20%) or less of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months. Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
A-20 Maximus

Article 16. Withholding
16.1 Tax Withholding. The Company will have the power and the right to deduct or withhold from any Award or other compensation of the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan. No Award Agreement will permit reload options to be granted in connection with any Shares used to pay a tax withholding obligation.
16.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount required to be withheld or other greater amount up to the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, so long as such other greater amount is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity and would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.
Article 17. Indemnification
Each person who is or has been a member of the Committee or the Board will be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person will also be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.
Article 18. Successors
All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.
Article 19. Legal Construction
19.1 Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.
2021 Proxy Statement A-21

19.2 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
19.3 Requirements of Law. The granting of Awards and the issuance of Share or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.
19.4 Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
19.5 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (a) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (b) grant Awards to such Participants in accordance with those rules.
19.6 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.
19.7 Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of law.
19.8 Electronic Delivery and Evidence of Award. The Company may deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party) all documents relating to the Plan or any Award hereunder (including, without limitation, any Award Agreement and prospectus required by the SEC) and all other documents that the Company is required to deliver to its securities holders (including, without limitation, annual reports and proxy statements). In addition, evidence of an Award may be in electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to a Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book entry form in the name of the Participant.
19.9 Plan Document Controls. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.
* * * * *
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MAXIMUS

MAXIMUS, INC.
1891 METRO CENTER DRIVE
RESTON, VA 20190
ATTN: DAVID FRANCIS

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MMS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D29485-P47981

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAXIMUS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:
   Class I Director - 1a
   Class II Director - 1b
   Class III Directors - 1c, 1d, 1e

Nominees:	**For**	**Against**	**Abstain**
1a. John J. Haley	☐	☐	☐
1b. Jan D. Madsen	☐	☐	☐
1c. Bruce L. Caswell	☐	☐	☐
1d. Richard A. Montoni	☐	☐	☐
1e. Raymond B. Ruddy	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	**Against**	**Abstain**
2. The approval of 2021 Omnibus Incentive Plan.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2021 fiscal year.	☐	☐	☐

	For	**Against**	**Abstain**
4. Advisory vote to approve the compensation of the Named Executive Officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

MAXIMUS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D29486-P47981

MAXIMUS, INC.
Annual Meeting of Shareholders
March 16, 2021 at 11:00 AM (Eastern Time)
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Richard J. Nadeau, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 16, 2021, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side